UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CRIMSON EXPLORATION INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11 and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

CRIMSON EXPLORATION INC.
717 TEXAS AVENUE, SUITE 2900
HOUSTON, TEXAS 77002
(713) 236-7400

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 8, 2013

Dear Crimson Stockholder:	April 3, 2013

We are pleased to invite you to attend the 2013 Annual Meeting of Stockholders of Crimson Exploration Inc. (the “Annual Meeting”).  The Annual Meeting will be held on Wednesday, May 8, 2013, at 1:00 p.m., local time, at our offices located at 717 Texas Avenue, Suite 2900, Houston, Texas 77002.

The enclosed Notice of Annual Meeting and the accompanying proxy statement describe the various matters to be acted upon during the Annual Meeting.  In addition, there will be a report on the state of our business and an opportunity for you to ask questions of our management.

You may vote your shares by submitting a proxy by Internet, by telephone or by completing, signing, dating and returning the enclosed proxy card or by voting your shares in person at the Annual Meeting.  The proxy card describes your voting options in more detail.  Our annual report to the stockholders, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, also accompanies the proxy statement.

The Annual Meeting gives us an opportunity to review our business results and discuss the steps we have taken to position our company for the future.  We appreciate your ownership of Crimson’s common stock, and I hope you will be able to join us at the Annual Meeting.

Sincerely,

Allan D. Keel
President and Chief Executive Officer

CRIMSON EXPLORATION INC.
717 TEXAS AVENUE, SUITE 2900
HOUSTON, TEXAS 77002
(713) 236-7400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 8, 2013

The 2013 Annual Meeting of Stockholders of Crimson Exploration Inc., a Delaware corporation, will be held at 1:00 p.m., local time, on Wednesday, May 8, 2013 at our offices located at 717 Texas Avenue, Suite 2900, Houston, Texas 77002 for the following purposes:

(1)	the election of seven directors to our Board until the 2014 Annual Meeting of Stockholders;

(2)	ratifying the appointment of Grant Thornton LLP as our independent registered public accounting firm; and

(3)	transacting such other business as may arise that can properly be conducted at the Annual Meeting or any adjournment or postponement thereof.

Our Board of Directors has fixed the close of business on Wednesday, March 20, 2013 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof.  Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting.  A list of stockholders entitled to vote at the Annual Meeting will be available for examination at our offices for 10 calendar days prior to the Annual Meeting.  The list will also be available during the Annual Meeting for inspection by stockholders.

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ACCOMPANYING ENVELOPE OR USE THE TELEPHONE OR INTERNET VOTING.

By Order of the Board of Directors,

Houston, Texas	John A. Thomas
April 3, 2013	General Counsel and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 8, 2013

The Notice of Annual Meeting of Stockholders, the Proxy Statement for the 2013 Annual Meeting of
Stockholders and the Annual Report to Stockholders for the fiscal year ended
December 31, 2012 of Crimson Exploration Inc. are available at
www.proxyvote.com

CRIMSON EXPLORATION INC.

PROXY STATEMENT

i

CRIMSON EXPLORATION INC.
717 TEXAS AVENUE, SUITE 2900
HOUSTON, TEXAS 77002
(713) 236-7400

PROXY STATEMENT

FOR

THE 2013 ANNUAL MEETING OF STOCKHOLDERS

Unless the context requires otherwise, references in this proxy statement to “Crimson,” “we,” “us” and “our” are to Crimson Exploration Inc., a Delaware corporation, and its consolidated subsidiaries.  Unless the context otherwise requires, references to the “stockholders” are to the holders of shares of our common stock, par value $0.001 per share (“Common Stock”).

The accompanying proxy is solicited by the Board of Directors of Crimson (our “Board”) to be voted at our 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 8, 2013, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”) and at any adjournment(s) or postponement(s) thereof.

This proxy statement and accompanying form of proxy are being mailed to our stockholders on or about April 3, 2013.  Our Annual Report to Stockholders covering the fiscal year ended December 31, 2012 (the “2012 Annual Report”) is enclosed, but does not form any part of the materials for solicitation of proxies.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will act upon the matters outlined in the Notice, including (1) the election of seven directors to our Board, each for a term ending on the date of the 2014 Annual Meeting of Stockholders, (2) the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm (this proposal is referred to as the “Ratification of Grant Thornton”) and (3) the transaction of such other business as may arise that can properly be conducted at the Annual Meeting or any adjournment or postponement thereof.  Also, management will report on our performance during the last fiscal year and respond to questions from our stockholders.

What is a proxy?

A proxy is another person that you legally designate to vote your stock.  If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

What is a proxy statement?

It is a document that regulations of the Securities and Exchange Commission (the “SEC”) require that we give to you when we ask you to sign a proxy card to vote your stock at the Annual Meeting.

What is “householding” and how does it affect me?

One copy of the Notice, this proxy statement and the 2012 Annual Report (collectively, the “Proxy Materials”) will be sent to stockholders who share an address, unless they have notified us that they want to continue receiving multiple packages.  This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs. If you received a householded mailing this year and you would like to have additional copies of the Proxy Materials mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request in writing to our Investor Relations Department, Attn: Josh Wannarka, at 717 Texas Avenue, Suite 2900, Houston, Texas 77002, or call at (713) 236-7571. You may also contact us in the same manner if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.  The Proxy Materials are also available at www.proxyvote.com.

What should I do if I receive more than one set of voting materials?

Despite our efforts related to householding, you may receive more than one set of voting materials, including multiple copies of the proxy statement and multiple proxy cards or voting instruction cards.  For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares.  Similarly, if you are a stockholder of record and hold shares in a brokerage account, you will receive a proxy card and a voting instruction card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted at the Annual Meeting.

What is the record date and what does it mean?

The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 20, 2013 (the “Record Date”).  The Record Date is established by our Board as required by Delaware law. On the Record Date, we had 46,623,092 shares of Common Stock issued and outstanding.

What is a quorum?

A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our Common Stock outstanding and entitled to vote as of the Record Date.  There must be a quorum for the Annual Meeting to be held.  If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is reached.  Proxies received but marked as abstentions or broker non-votes will be included in the calculation of votes considered to be present at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Subject to the limitations set forth below, stockholders at the close of business on the Record Date may vote at the Annual Meeting.

What are the voting rights of the stockholders?

Each holder of Common Stock is entitled to one vote per common share on all matters to be acted upon at the Annual Meeting.  Neither our Certificate of Incorporation, as amended, nor our By-Laws allow for cumulative voting rights.

What is the difference between a stockholder of record and a “street name” holder?

Most stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name.  As summarized below, there are some distinctions between shares held of record and those owned in street name.

•
Stockholder of Record.  If your shares are registered directly in your name with Continental Stock Transfer & Trust Company, our transfer agent, you are considered, with respect to those shares, the stockholder of record.  As the stockholder of record, you have the right to grant your voting proxy directly or to vote in person at the Annual Meeting.

•
Street Name Stockholder.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.”  As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Annual Meeting.  However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

How do I vote my shares?

Stockholders of Record:  Stockholders of record may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•
By Internet.  You may submit a proxy electronically on the Internet by following the instructions provided on the enclosed proxy card.  Please have the proxy card in hand when you log onto the website.  Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on May 7, 2013.

•
By Telephone.  If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card.  Please have your proxy card in hand when you call.  Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on May 7, 2013.

•	By Mail. You may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed reply envelope.

•	In Person. You may vote in person at the Annual Meeting by completing a ballot; however, attending the Annual Meeting without completing a ballot will not count as a vote.

Street Name Stockholders:  Street name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

•
By Mail.  You may indicate your vote by completing, signing and dating your proxy card or other information forwarded by your bank, broker or other holder of record and returning it in the enclosed reply envelope.

•
By Methods Listed on Proxy Card.  Please refer to your proxy card or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy by telephone or electronically on the Internet, following the instructions on the proxy card or other information provided by the record holder.

•
In Person with a Proxy from the Record Holder.  You may vote in person at the Annual Meeting if you obtain a legal proxy from your bank, broker or other nominee.  Please consult the voting form or other information sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Can I revoke my proxy?

Yes.  If you are a stockholder of record, you can revoke your proxy at any time before it is exercised by:

•	submitting written notice of revocation to our company, Attn: John A. Thomas, 717 Texas Avenue, Suite 2900, Houston, Texas, 77002, no later than May 7, 2013;

•	submitting another proxy with new voting instructions by mail, telephone or the Internet voting system; or

•	attending the Annual Meeting and voting your shares in person.

If you are a street name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.

May I vote confidentially?

Yes. We treat all stockholder meeting proxies, ballots and voting tabulations confidentially if the stockholder has requested confidentiality on the proxy or ballot.

If you so request, your proxy will not be available for examination nor will your vote be disclosed prior to the tabulation of the final vote at the Annual Meeting except (1) to meet applicable legal requirements or (2) to allow the independent election inspectors to count and certify the results of the vote. The independent election inspectors may, however, at any time inform us whether or not a stockholder has voted.

What is the effect of broker non-votes and abstentions and what vote is required to approve each proposal?

If you hold your shares in “street name,” you will receive instructions from your broker or other nominee describing how to vote your shares.  If you do not instruct your broker or nominee how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of The NASDAQ Stock Market LLC (“NASDAQ”).

There are also non-discretionary matters for which brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you.  When a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your shares and the broker or other nominee indicates it does not have authority to vote such shares on its proxy, a “broker non-vote” results.  Although any broker non-vote would be counted as present at the Annual Meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.

Abstentions occur when stockholders are present at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the stockholders are voting.

If your shares are held in street name and you do not give voting instructions, the record holder will not be permitted to vote your shares with respect to Proposal 1 (Election of Directors), and your shares will be considered “broker non-votes” with respect to this proposal. If your shares are held in street name and you do not give voting instructions, the record holder will nevertheless be entitled to vote your shares with respect to Proposal 2 (Ratification of Grant Thornton) in the discretion of the record holder.

•
Proposal 1 (Election of Directors):  To be elected, each nominee for election as a director must receive the affirmative vote of a plurality of the votes cast by the holders of our Common Stock, present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.  This means that director nominees who receive the most votes are elected.  Votes may be cast in favor of or withheld from the election of each nominee.  Votes that are withheld from a director’s election will be counted toward a quorum, but will not affect the outcome of the vote on the election of a director.  Broker non-votes will not be counted as votes cast, and, accordingly, will have no effect on the outcome of the vote for directors.

•
Proposal 2 (Ratification of Grant Thornton):  Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 requires the affirmative vote of the holders of a majority of the votes cast by the holders of our Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.  Abstentions and broker non-votes will not be voted either for or against this proposal, and, accordingly, will not affect the outcome of this proposal.

Our Board has appointed Allan D. Keel and E. Joseph Grady as the management proxy holders for the Annual Meeting.  If you are a stockholder of record, your shares will be voted by the management proxy holders in accordance with the instructions on the proxy card you submit by mail, or the instructions provided for any proxy submitted by telephone or Internet, as applicable.  For stockholders who have their shares voted by duly submitting a proxy by mail, telephone or Internet, the management proxy holders will vote all shares represented by such valid proxies as our Board recommends, unless a stockholder appropriately specifies otherwise.

Our Board recommends a vote:

•	FOR each of the nominees for director; and

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

What happens if additional proposals are presented at the Annual Meeting?

Other than the matters specified in the Notice, we do not expect any matters to be presented for a vote at the Annual Meeting.  If you grant a proxy, the management proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. Under our By-Laws, the deadline for notifying us of any additional proposals to be presented at the Annual Meeting has passed and, accordingly, stockholders may not present proposals at the Annual Meeting.

Who will bear the cost of soliciting votes for the Annual Meeting?

We will bear all expenses of soliciting proxies.  We have engaged Broadridge Financial Solutions to aid in the distribution of proxy materials and to provide voting and tabulation services for the Annual Meeting for a fee of approximately $5,000, plus reimbursement for reasonable out-of-pocket expenses.  Our directors, officers and employees may also solicit proxies in person or by other means of communication.  Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.  In addition, we may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of our Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners.

May I propose actions for consideration at the 2014 Annual Meeting of Stockholders or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations.  Please read “Stockholder Proposals and Director Nominations for the 2014 Annual Meeting” for information regarding the submission of stockholder proposals and director nominations for consideration at next year’s annual meeting.

CORPORATE GOVERNANCE AND OUR BOARD

General

Under our Certificate of Incorporation and By-Laws, the number of directors at any one time is set by resolution of our Board. Our Board currently consists of seven members.  Our Certificate of Incorporation and By-Laws provide for the annual election of directors. At each annual meeting of stockholders, our directors will be elected for a one-year term and serve until their respective successors have been elected and qualified.

Our Board held seven meetings during 2012.  During the last fiscal year two directors, Cassidy J. Traub and Ni Zhaoxing, attended fewer than 75% of the total number of meetings of our Board and committees on which that director served.

We encourage, but do not require, our directors to attend annual meetings of stockholders.  At our 2012 Annual Meeting of Stockholders, three out of the seven serving members of our Board attended.

Board Independence

As required under the listing standards of NASDAQ, a majority of the members of our Board must qualify as independent, as affirmatively determined by our Board.  Our Nominating and Governance Committee evaluated all relevant transactions and relationships between each director, or any of his or her family members, and our company, senior management and independent registered accounting firm. Based on this evaluation and the recommendation of our Nominating and Governance Committee, our Board has determined that Messrs. Backsen, Ford, McCain, Pierce, Traub and Ni are each an independent director, as that term is defined in the listing standards of NASDAQ. In making its independence recommendation, the Committee noted in particular the following at the time of determination:

Messrs. Ford, Pierce and Traub

•
Mr. Ford is a managing director and both Messrs. Pierce and Traub are senior vice presidents of Oaktree Capital Management, LP (“Oaktree Capital Management”), which, through its affiliates OCM GW Holdings, LLC (“Oaktree Holdings”) and OCM Crimson Holdings, LLC (“OCM Crimson”), owns a significant amount of our Common Stock and is a holder of a significant amount of our debt.  This significant ownership position and debt holdings could result in the interests of Messrs. Ford, Pierce and Traub becoming misaligned with those of our smaller stockholders.

•	Oaktree Capital Management and its affiliates currently own, 15,537,344 shares of Common Stock, which represented 33.8% of our outstanding shares of Common Stock as of December 31, 2012.

•	An affiliate of Oaktree is also currently a holder of a significant amount of our debt through its participation in our $175 million second lien term loan.

•
In reviewing the independence of Messrs. Ford, Pierce or Traub, our Nominating and Governance Committee noted that NASDAQ does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding. Our Nominating and Governance Committee also noted that Oaktree Capital Management is comprised of eight principals and approximately 700 employees with offices in 13 cities worldwide, has its headquarters in Los Angeles and has approximately $77 billion in assets under management.

Mr. Ni

•
Mr. Ni is Chairman and Chief Executive Officer of America Capital Energy Corporation (“ACEC”), which acquired 6,000,000 shares of our Common Stock, or 13.4% of all issued and outstanding shares of our Common Stock in a two step transaction in the fourth quarter of 2010, at the conclusion of which he was appointed to our Board.  Mr. Ni, ACEC and their affiliates collectively own 6,663,898 shares of our Common Stock, or 14.5% of all issued and outstanding shares of our Common Stock as of December 31, 2012.  This significant ownership position could result in the interests of Mr. Ni becoming misaligned with those of our smaller stockholders.

•
In reviewing the independence of Mr. Ni, our Nominating and Governance Committee noted that NASDAQ does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding.

Board Committees

Our Board has the authority to appoint committees to perform certain management and administrative functions. Our Board has established a Compensation Committee, Audit Committee and Nominating and Governance Committee. Our Board, in its business judgment, has determined that each committee is comprised entirely of independent directors as currently required under the listing standards of NASDAQ and applicable rules and requirements of the SEC.  The Board may also delegate certain duties and responsibilities to the committees it establishes; for example, the Board may delegate the duty of determining appropriate salaries for our executive officers from time to time.

Audit Committee

The Audit Committee was established to review and appraise the audit efforts of our independent registered public accounting firm, and monitor our accounts, procedures and internal controls. During 2012, the Audit Committee consisted of Messrs. McCain, Pierce and Traub, all of whom our Board has determined are “independent” under the listing standards of NASDAQ applicable to members of the Audit Committee.  The Audit Committee met five times in 2012. Upon review by and recommendation of our Nominating and Governance Committee, our Board has determined that Mr. McCain, the Chairman of our Audit Committee, is an “audit committee financial expert” as defined under applicable rules and regulations of the SEC.  Our Audit Committee has adopted a charter, which is posted on our website www.crimsonexploration.com under “Corporate Governance.”

Compensation Committee

The function of the Compensation Committee is to recommend for approval by our Board the annual salaries and other compensation for our executive officers and key employees. Our Compensation Committee consisted of Messrs. Backsen and Ford.  The Compensation Committee met one time in 2012.  Our Compensation Committee has adopted a charter, which is posted on our website www.crimsonexploration.com under “Corporate Governance.”  Pursuant to its charter, the Compensation Committee has the following authority and responsibilities:

•	To establish and review our overall compensation philosophy;

•
To review and approve corporate goals and objectives relevant to our executive officers’ compensation, evaluate the performance of such officers and recommend for approval by our Board, the benefits, direct and indirect, of our executive officers based on this evaluation;

•	To review and recommend to our Board for approval all our equity compensation plans that are not otherwise subject to the approval of the stockholders;

•	To review and make recommendations to our Board for approval of all equity awards;

•	To review and monitor all employee pension, profit-sharing and benefit plans, if any; and

•	To make recommendations to our Board with regard to our compensation and benefit programs and practices for all employees.

The Board may also from time to time delegate additional authorities and responsibilities to the Compensation Committee.  For example, in 2012, the Board delegated to the Compensation Committee the authority for compensation decisions other than those relating to equity compensation and compensation of our CEO.  To the extent permitted by applicable law, the Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems such action appropriate.   The Compensation Committee is not prohibited from delegating certain functions, and the Compensation Committee has done so on a limited basis in the past, and it may consider senior management’s recommendations regarding appropriate compensation for members of management reporting to them.  For example, in 2012, the Compensation Committee determined that the delegation of recommending certain executive compensation decisions to Messrs. Keel and Grady with respect to the compensation of our executive officers other than themselves was appropriate, as Messrs. Keel and Grady directly work with those executives and are thoroughly informed of the level of performance that the executive officers have achieved, as well as the duties the executive officers are tasked with, on a daily basis.  The Compensation Committee’s interaction with management in order to set and administer the executive compensation program is discussed in more detail under “Compensation Discussion and Analysis” below.

Nominating and Governance Committee

The Nominating and Governance Committee identifies and recommends nominees to our Board and oversees compliance with our corporate governance guidelines.  The Nominating and Governance Committee consists of three members of our Board, including Messrs. Ford (Chairman), Backsen and McCain.  The Nominating and Governance Committee did not hold any meetings in 2012 and acted one time by unanimous written consent.  The Nominating and Governance Committee has adopted a written charter, which is posted on our website www.crimsonexploration.com under “Corporate Governance.”

The principal functions of the Nominating and Governance Committee include:

•	To actively seek individuals qualified to become Board members, consistent with criteria approved by our Board, for recommendation to our Board;

•	To recommend director nominees to our Board for each committee of our Board;

•	To advise our Board about the appropriate composition of our Board and its committees;

•	To develop and recommend to our Board all new corporate governance principles and practices for our company;

•	To assist our Board in implementing our existing governance guidelines and any new governance principles and practices;

•	To oversee compliance with our corporate governance guidelines, including to conduct regular reviews of the governance guidelines and recommend to our Board any changes to the governance guidelines;

•	To lead our Board in its annual review of the performance of our Board, its committees and senior management; and

•	To perform such other functions as our Board may assign to the Nominating and Governance Committee from time to time.

Our Board currently does not have a formal process in place for identifying and evaluating nominees for directors. Instead, the Nominating and Governance Committee uses its network of contacts to identify potential candidates.  The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board. The Nominating and Governance Committee meets to discuss and consider such candidates’ qualifications and then select a nominee for recommendation to our Board by a majority vote.

Although we do not have a separate diversity policy relating to the identification and evaluation of nominees for director, the Nominating and Governance Committee informally considers each candidate’s background, ability, judgment, skills and experience in the context of the needs of the Board when evaluating director nominees. The Nominating and Governance Committee believes it is important for Board members to possess skills and knowledge in the areas of leadership of complex organizations, finance, strategic planning, legal, government relations and relevant industries, especially the oil and gas industry. These considerations help our Board as a whole to have the appropriate mix of characteristics, skills and experiences for the optimal functioning of our Board in its oversight of our company.  The Nominating and Governance Committee assesses the effectiveness of this approach by reviewing from time to time the composition of our Board on an individual basis and as a whole.  Candidates for director are reviewed in the context of the current composition of our Board, our operating requirements and the long-term interests of our stockholders.  The Nominating and Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand financial statements and having the highest personal integrity and ethics.

To assist it with its evaluation of the director nominees for election at this (or any) annual meeting, the Nominating and Governance Committee took into account the factors listed above. Under the heading “Proposal 1: Election of Directors,” we provide an overview of each nominee’s principal occupation, business experience and other directorships of publicly-traded companies, together with the qualifications, experience, key attributes and skills the Nominating and Governance Committee and our Board believe will best serve the interests of our Board, our company and our stockholders.

Because the Nominating and Governance Committee believes that director nominees should be considered on a case-by-case basis on each nominee’s merits, regardless of who recommended the nominee, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by stockholders.  For a description of the procedures that stockholders must follow in order to timely nominate director candidates, please see “Stockholder Proposals and Director Nominations for the 2014 Annual Meeting.”

Code of Ethics

We have adopted a “code of ethics” as defined by the applicable rules of the SEC, and it is posted on our website: www.crimsonexploration.com under “Corporate Governance.”

Board Leadership Structure

Our Board does not have a lead director or a Chairman.  Our Chief Executive Officer and President serves as a director on our Board, sets the agenda for each of our Board meetings and generally presides over the meetings of our Board.  However, each of our directors is expected to provide leadership for our Board in the areas where they have particular expertise and each of our Board members from time to time suggests topics for inclusion on the agenda for future Board meetings.  We believe that our leadership structure is appropriate because it strikes an effective balance between management and non-employee director participation in our Board process.  The role of our Chief Executive Officer and President helps to ensure communication between management and the non-employee directors, but also encourages each non-employee director to participate and contribute to our Board process, while also capitalizing on each director’s particular area of expertise as needed. It also increases the non-employee directors’ understanding of management decisions and our operations.

Board Risk Assessment and Control

Our risk management program is overseen by our Board and its committees, with support from our management.  Our Board oversees an enterprise-wide approach to oil and gas industry risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value.  A fundamental part of risk management is a thorough understanding of the risks a company faces, understanding of the level of risk appropriate for our company and the steps needed to manage those risks effectively.  As an example, we actively manage commodity price and interest rate risk by entering into appropriate hedge agreements with approved counterparties.  Our Board takes an active role in determining the types and levels of hedging activity to be pursued.  Together with management’s recommendations, our Board approves the counterparties with whom we enter into hedge agreements and the commodity levels hedged.  The involvement of the full Board in setting our business strategy is a key part of its overall responsibilities and together with management determines what constitutes an appropriate level of risk for our company.  Our Board believes that the practice of including all members of our management team in our risk assessments (1) allows the Board to more directly and effectively evaluate management capabilities and performance, (2) allows the Board to more effectively and efficiently communicate its concerns and wishes to the entire management team and (3) provides all members of management with a direct communication avenue to the Board.

While our Board has the ultimate oversight responsibility for the risk management process, other committees of our Board also have responsibility for specific risk management activities.  In particular, the Audit Committee focuses on financial risk, including internal controls, and oversees compliance with regulatory requirements.  In setting compensation, the Compensation Committee approves compensation programs for the officers and other key employees to encourage an appropriate level of risk-taking behavior consistent with our business strategy.

Communications with our Board

Stockholders desiring to communicate with our Board, or any director in particular, may do so by mail addressed as follows: Attn:  Board of Directors, Crimson Exploration Inc., 717 Texas Avenue, Suite 2900, Houston, Texas 77002.  Our Chief Executive Officer, Chief Financial Officer or Corporate Secretary review each such communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the Board (or individual director) if: (1) the communication complies with the requirements of any applicable policy adopted by us relating to the subject matter; or (2) the communication falls within the scope of matters generally considered by our Board.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles, as of March 20, 2013, of each of our executive officers.  Our executive officers are elected annually by our Board and serve one-year terms or until their death, resignation or removal by our Board. There are no family relationships between any of our directors and executive officers. In addition, there are no arrangements or understandings between any of our executive officers and any other person pursuant to which any person was selected as an executive officer.

Name	Age	Position	Year First Elected Officer
Allan D. Keel	53	President, Chief Executive Officer and Director	2005
E. Joseph Grady	60	Senior Vice President and Chief Financial Officer	2005
A. Carl Isaac	49	Senior Vice President—Operations	2010
Jay S. Mengle	59	Senior Vice President—Engineering	2005
Thomas H. Atkins	54	Senior Vice President—Exploration	2005
John A. Thomas	44	General Counsel and Corporate Secretary	2012

Allan D. Keel’s biographical information may be found on page 38 of this proxy statement.

E. Joseph Grady was appointed Senior Vice President and Chief Financial Officer on February 28, 2005.    Mr. Grady has over 35 years of financial, operational and administrative experience, including over 25 years in the oil and gas industry.  Mr. Grady was managing director of Vision Fund Advisors, Inc. (“Vision Fund”), a financial advisory firm which he co-founded in 2001, until its dissolution in June 2008.  He was formerly Senior Vice President-Finance and Chief Financial Officer of Texas Petrochemicals Holdings, Inc. from April 2003 to July 2004, Vice President-Chief Financial Officer and Treasurer of Forcenergy Inc. from 1995 to 2001 and held various financial management positions with Pelto Oil Company from 1980 to 1990, including Vice President-Finance from 1988 to 1990.  Mr. Grady received a Bachelor of Science degree in Accounting from Louisiana State University.

A. Carl Isaac was appointed Senior Vice President of Operations on May 10, 2010. Mr. Isaac has more than 20 years of international and domestic experience in the oil and gas industry with previous senior management roles in engineering, operations and risk management. From 2007 to 2010, he was Executive Vice President of Beryl Resources, an oil and gas exploration and production company with operations in the Gulf of Mexico. Prior to joining Beryl Resources, Mr. Isaac served as the operating manager of oil and gas exploration and production for Equitable Production from August 1998 to April 2000, and he has previously served in operations management roles at Westport Resources, Kerr McGee and Enduring Resources. Mr. Isaac received a Bachelor of Science degree in Petroleum Engineering from Texas A&M University in 1987 and has served on its Industry Advisory Board since 2005.

Jay S. Mengle was appointed Senior Vice President—Operations and Engineering on April 1, 2005 and served in that position until May 24, 2010, at which time he was appointed Senior Vice President—Engineering.  Mr. Mengle joined us after serving as the Shelf Asset Manager-Gulf of Mexico for Kerr-McGee Corporation subsequent to its 2004 merger with Westport Resources Corporation (“Westport”).  Mr. Mengle was with Westport Resources from 1998 to 2004, where he started Westport’s Gulf Coast/Gulf of Mexico drilling and production operations.  Prior to joining Westport, Mr. Mengle also served in various drilling, production and marketing management capacities at Norcen Energy Resources, Kirby Exploration and Mobil Oil Corp.  Mr. Mengle received his Bachelor of Science degree in Petroleum Engineering from the University of Texas.

Thomas H. Atkins was appointed Senior Vice President—Exploration on April 1, 2005.  Mr. Atkins served as the General Manager—Gulf of Mexico for Newfield Exploration Company where he was employed from 1998 until joining us.  Prior to his tenure at Newfield, Mr. Atkins served in various exploration capacities with EOG Resources and its predecessor companies from 1984 to 1998, including prospect generator, development geologist and finally as Exploration Manager.  Mr. Atkins also worked at the Superior Oil Company from 1981 through 1984.  Mr. Atkins received a Bachelor of Science degree in Geology from the University of Oklahoma.

John A. Thomas was appointed General Counsel and Corporate Secretary on July 18, 2011.  From 2008 until 2011, Mr. Thomas was Counsel with Vinson & Elkins LLP.  He was Vice President, General Counsel and Corporate Secretary of Conquest Petroleum Inc. during 2008 and was Corporate Counsel for Apache Corporation from 2006 to 2008.  Mr. Thomas began his legal career with Vinson & Elkins LLP from 1999 to 2006.  Mr. Thomas received a Juris Doctor degree from Southern Methodist University, an Master of Business Administration degree from the University of Houston and a Bachelor of Science degree in business from Oklahoma State University.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis contains statements regarding future individual and company performance targets and goals.  These targets and goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance.  We specifically caution stockholders not to apply these statements to other contexts.

Introduction

This Compensation Discussion and Analysis (1) provides an overview of our compensation policies and programs; (2) explains our compensation objectives, policies and practices with respect to our executive officers; and (3) identifies the elements of compensation for each of the individuals identified in the following table (our principal executive officer, principal financial officer and the three most highly compensated executive officers), whom we refer to in this proxy statement as our “named executive officers.”

Name	Principal Position
Allan D. Keel	Chief Executive Officer and President
E. Joseph Grady	Senior Vice President and Chief Financial Officer
Jay S. Mengle	Senior Vice President—Engineering
A. Carl Isaac	Senior Vice President—Operations
Thomas H. Atkins	Senior Vice President—Exploration

Objectives and Philosophy of Our Executive Compensation Program

Due to an aging of the industry employee base, and a shortage of new entrants into the industry, competition for high-caliber personnel experienced in the oil and gas industry has become very intense.  Accordingly, the objective of our compensation program is to establish a competitive compensation program with appropriate compensation packages for the wide variety of duties performed by our named executive officers.  In addition, we have sought to establish a competitive compensation program that motivates all of our employees, including our executive officers, to enhance long-term stockholder value.

Recognizing that attracting, retaining and motivating our executive officers to successfully perform demanding roles is critical to meeting our strategic business and financial goals, our compensation philosophy is that the compensation paid to our executive officers should be directly and materially linked to our achievement of our specific annual, long-term and strategic goals and to each officer’s individual contribution to the attainment of those goals.  We believe our overall compensation strategy of offering a balanced combination of annual and long-term compensation to our executive officers based upon corporate and individual performance helps maximize stockholder return and helps to assure our executive officer team is retained in an extremely competitive market for experienced executive level oil and gas professionals.

To achieve these objectives, we have historically evaluated the compensation paid to our executive officers based upon the following factors:

•	the appropriate mix of salary, cash incentives and equity incentives;

•	company growth and financial and operational performance, as well as individual performance; and

•
market analysis of the compensation packages of our executive officers compared to the compensation packages of executive officers at other oil and gas industry companies that are similar to ours in their operations, among other factors.

Except as otherwise noted below, we do not assign relative weights or rankings to these factors.  Instead, the Compensation Committee makes subjective determinations of compensation levels based upon a consideration of all of these factors.

Setting Executive Compensation

At our 2012 Annual Meeting of Stockholders, approximately 87% of the votes cast approved on an advisory basis the compensation paid to our named executive officers. A majority of stockholders also expressed their preference for an advisory vote on executive compensation occurring every three years, and we have implemented that recommendation. The Compensation Committee evaluated the results of last year’s advisory vote on executive compensation and the support expressed by stockholders, and the Compensation Committee also considered many other factors in evaluating our executive compensation programs as discussed in this Compensation Discussion and Analysis, including the Compensation Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by the Compensation Committee’s independent compensation consultant, and review of data relating to pay practices of our compensation Peer Group. While each of these factors bore on the Compensation Committee’s decisions regarding our named executive officers’ compensation, the Compensation Committee did not make any material changes to our compensation programs as a result of the “say on pay” vote in 2012, based in part upon the support stockholders expressed for our executive compensation programs.

On behalf of our Board, the Compensation Committee reviews and evaluates all compensation for our executive officers, including our compensation philosophy, policies and plans. The Board will have final approval of all compensation decisions made by the Compensation Committee with respect to our senior executive officers, unless and to the extent that a certain decision or element of compensation has been fully delegated to the Compensation Committee.   Our Chief Executive Officer and Chief Financial Officer also play important roles in the executive compensation process, including evaluating the other executive officers and assisting in the development of performance target goals. For example, at least once each year the Chief Executive Officer and Chief Financial Officer present to the Compensation Committee their evaluation of each of the other named executive officers (including, the Chief Executive Officer’s evaluation of the Chief Financial Officer), which includes a review of contribution and performance over the past year, strengths, weaknesses, development plans and succession potential. Following these presentations and a review of all relevant data, the Compensation Committee makes its own assessments and recommends to our Board regarding approval of the compensation for each named executive officer (or, to the extent delegated to the Compensation Committee, approves all or portions of the compensation for some or all executive officers). Although the Chief Executive Officer and the Chief Financial Officer each may make recommendations to the Compensation Committee regarding his own compensation, to the extent events or circumstances are applicable to all of our named executive officers as a group regarding compensation decisions, unless and to the extent delegated to the Compensation Committee, all final decisions regarding executive compensation remain with our Board, although the Compensation Committee’s recommendations to our Board have historically been largely accepted and approved by the Board.  The Compensation Committee does take into consideration our named executive officers’ total compensation, including base salary, annual incentives and long-term incentives, both cash and equity, when considering market based adjustments to our named executive officers’ compensation.

With respect to general compensation practices applicable to all officers, the Compensation Committee makes comparisons of our executive compensation program to the compensation paid to executives of other companies within the oil and gas industry through the use of energy industry compensation surveys from Effective Compensation Inc. (“ECI”).  ECI surveys are utilized as they are specific to the energy industry and derive their data from direct contributions from a large number of participating companies that we consider to be our peers.  The ECI surveys compile data from most companies that we currently consider to be in our peer group, as well as companies somewhat larger than us but with which we compete for talent.  The surveys were used to compare our executive compensation program against companies (the “Peer Group”) that have comparable market capitalization, revenues, capital expenditure budgets, geographic focus and number of employees.

From time to time our Compensation Committee retains Longnecker & Associates (“Longnecker”), an experienced compensation consulting firm that specializes in the energy industry, to review our compensation policies and programs to determine our competiveness within the oil and gas industry and advise the Compensation Committee as to whether modifications should be adopted in order to attract, motivate and retain key employees.

For 2011, the Compensation Committee utilized information from Longnecker, along with the most recent ECI survey data, and determined that increases were warranted with respect to Messrs. Keel, Grady and Atkin’s 2011 packages in order to bring these executives in line with the compensation packages that were commonly found at the peer companies for which we compete for executive talent.  For the 2012 year, the Compensation Committee again took the most recent ECI survey data, and determined that increases were warranted with respect to Messrs. Isaac, Mengle and Atkins’ 2012 packages in order to bring these executives in line with the compensation packages that were commonly found at the peer companies for which we compete for executive talent.   For the 2013 year, the Compensation Committee again took the most recent ECI survey data as well as survey data and recommendations from Longnecker, and determined that increases were warranted with respect to Messrs. Isaac, Mengle and Atkins’ 2013 packages in order to bring these executives in line with the compensation packages that were commonly found at the peer companies for which we compete for executive talent.  The increases that occurred in any specific element of compensation are discussed in greater detail below.

With respect to general compensation decisions made for 2013, the selected Peer Group included Alta Mesa Holdings, LP, Approach Resources Inc., Callon Petroleum Company, Carrizo Oil & Gas, Inc., GMX Resources Inc., Goodrich Petroleum Corporation, HighMount Exploration & Production, LLC, Oasis Petroleum Inc., Matador Resources Company, PDC Energy, PetroQuest Energy, LLC, Resolute Energy Corporation, Sanchez Oil & Gas Corporation and Warren Resources Inc.  The Compensation Committee regularly reviews and refines the Peer Group as appropriate.  When we refer to “peers,” “Peer Group” or “peer companies” or similar phrases, we are referring to this list of companies, as it may be updated by the Compensation Committee from time to time.  The Peer Group was selected based upon the comparability of several quantitative metrics including oil and gas reserve base, production volumes, comparable market capitalization, revenues, capital expenditure budgets, geographic focus and number of employees.  Our actual base compensation levels for 2012 and 2013 were generally situated between the 50th and 75th percentiles of the actual results of our Peer Group.

We believe that each element of compensation has been designed to complement the other components and, when considered together, to meet our compensation objectives; however, we do not have a specific policy or target for the allocation between short-term and long-term or cash and non-cash incentive compensation.  In order to ensure that we maintain an effective long-term incentive and retention program, the Compensation Committee determined that it would be appropriate to seek Longnecker’s guidance regarding certain outstanding stock options held by a number of our employees, including our named executive officers, as of the end of the 2010 year.  These stock options were considered “underwater,” meaning that the exercise price of the award was significantly higher than the value of the underlying stock for the award, and therefore they no longer provided meaningful incentive value to the holders, or retention value for our company, even though most were fully vested awards.  The Compensation Committee requested Longnecker to review the terms and conditions of our outstanding stock option awards and our equity plan, and to provide us with a comparative analysis regarding stock option exchanges that had been conducted at peer companies.  In February 2011 we completed an option exchange program for these underwater stock options.  We believe the exchange was effective in restoring the value, retention and incentivizing purpose of granting such awards under our compensation program.

Elements of Our Executive Compensation Program

General

The principal components of our executive compensation program include:

•	base salary;

•	performance-based cash incentive compensation;

•	performance-based long-term equity based incentive compensation;

•	discretionary cash incentive compensation;

•	discretionary long-term equity-based incentive compensation;

•	overriding royalty interest plan compensation (plan was terminated in February 2010);

•	severance benefits; and

•	other health and fringe benefits.

Base Salary

We provide base salaries to our executive officers to compensate them for services rendered during the year at levels that we believe are competitive in the oil and gas industry and that are designed to allow us to attract, motivate and retain executive officers.  Base salaries are a major component of the total annual cash compensation paid to our executive officers and are reviewed annually by the Compensation Committee.  Unless delegated to the Compensation Committee, base salary determinations are made by our Board taking into consideration salary recommendations from the Compensation Committee.  The Compensation Committee considers senior management’s recommendations as to appropriate compensation for members of management reporting to them.

All of our executive officers are subject to employment agreements that provide for a fixed base salary.  These salaries were determined after taking into account many factors, including:

•	the historic salary structure within our company,

•	the responsibilities of the officer;

•	the scope, level of expertise and experience required for the officer’s position;

•	the strategic impact of the officer’s position;

•	the potential future contribution and demonstrated individual performance of the officer; and

•	salaries paid for comparable positions at similarly-situated companies.

As indicated above, in 2011 the Compensation Committee utilized information from Longnecker and the most recent ECI survey data to establish the base salaries for our named executive officers.  The 2011 base salaries for our named executive officers other than Mr. Isaac were set forth in amended and restated employment agreements entered into with such officers during 2011.

In February 2012, the Compensation Committee again considered the ECI surveys for all executive officers, and the contribution of each in 2011, in granting salary increases for 2012 in the amounts noted below for certain executive officers.  The salaries of Messrs. Keel and. Grady were held constant for 2012 while the base salaries for each of Messrs. Mengle, Atkins and Isaac were increased slightly to reflect market trends.  The 2012 base salary for Mr. Isaac was set forth in an amended and restated employment agreement entered into with him during 2012.

In February 2013, the Compensation Committee considered the ECI survey and Longnecker analysis for all executive officers, and the contribution of each in the prior year and granted salary increases in the amounts noted below.  The salaries of Messrs. Keel and. Grady were held constant for 2013 while the base salaries for each of Messrs. Mengle, Atkins and Isaac were increased to reflect market trends.

Name	2011	2012	2013
Allan D. Keel	$450,000	$450,000	$450,000
E. Joseph Grady	$365,000	$365,000	$365,000
Jay S. Mengle	$230,000	$235,000	$275,000
Thomas H. Atkins	$220,000	$235,000	$275,000
A. Carl Isaac	$230,000	$240,000	$275,000

Performance-Based Cash Incentive Compensation

Our named executive officers are eligible to participate in an annual, performance-based cash incentive compensation plan that is designed to reward all employees on the basis of our company attaining pre-determined performance measures.  The Compensation Committee has determined that our philosophy with respect to the Performance Based Cash Incentive Plan should allow the Compensation Committee flexibility to adjust the final awards for all employees, including our named executive officers, to better recognize the impact of their general contributions to the company’s success, individual strengths and individual efforts that each individual officer may have exerted on our behalf during the fiscal year. Thus, in certain years, the Compensation Committee has determined that it was appropriate to exercise discretion with respect to the bonus award amounts that could potentially be earned pursuant to the Performance Based Cash Incentive Plan if the Compensation Committee determined that all facts and circumstances did not warrant a payment of the full calculated bonus amount.  This discretion could be exercised at the sole discretion of the Compensation Committee, and could be based on the individual’s achievement or non-achievement, as applicable, of individual goals that the Compensation Committee felt were essential to any individual’s role or duties with our company.  The Compensation Committee does not have the authority to increase the bonus over the calculated amount under the Performance Based Cash Incentive Plan for such individual performance goals, however, in certain cases, additional discretionary amounts were awarded in recognition of specific contributions unrelated to the targets set for the Performance Based Cash Incentive Plan.  For example, in January 2011 the Compensation Committee approved discretionary bonuses of $16,000 to Mr. Mengle, $20,000 to Mr. Atkins and $58,000 to Mr. Isaac to reflect 2010 performance and equalize compensation paid under the Performance Based Cash Incentive Plan.

Amounts potentially earned under the Performance Based Cash Incentive Plan are set at certain percentages of the participant’s base salary.  For the 2012 year, percentages were set at 50%, 85% and 120%, respectively, of the annual base salaries for Messrs. Keel and Grady and 40%, 70% and 100%, respectively, of the annual base salaries for Messrs. Isaac, Mengle and Atkins. Bonuses under the Performance Based Cash Incentive Plan are typically paid out in cash to eligible employees (as defined in the plan) during the first quarter of the year following the fiscal year in which they are earned.  No Performance Based Cash Incentive Plan awards for 2012 were paid to our named executive officers in 2013, but the following discussion describes the components of the Performance Based Cash Incentive Plan and how the plan functions.

Generally speaking, the Compensation Committee annually approves the quantitative performance goals that will make up the Performance Based Cash Incentive Plan award for five separate categories under the plan, usually within the first two months of the plan year.  The categories are reviewed annually by the Compensation Committee with input from our executive officers and adjusted, as needed, in order to reflect our current structure and operations.  Typically, and including the 2012 year, the categories consisted of the following:

•	Oil and Gas Production Levels (“Production”). The Production goal is based on targeted performance levels for the fiscal year.

•
Earnings Before Interest, Taxes, Depreciation, Amortization and Exploration Expenses (“EBITDAX”).  EBITDAX is a non-GAAP measure we use as an approximation of cash flow from operations before tax.  Our definition of EBITDAX may differ from that of other companies and excludes Exploration (“Geological & Geophysical”) expenses, Exploration Dry Hole Costs (“DHC”) and other non-cash charges normally considered expenses by oil and gas companies utilizing successful efforts method of accounting.

•
Replacement of Oil and Natural Gas Reserves Depleted by Production (“Reserve Replacement”).  Reserve Replacement is a measure of our ability to replace oil and gas reserves over and above equivalent reserves depleted by oil and gas production during the fiscal year.

•
Finding and Development Costs (“F&DC”).  F&DC measures the cost to locate prospects, acquire production rights, drill and complete wells and install or construct production equipment and facilities per equivalent unit of proved reserves added ($/Mcfe) during the fiscal year, inclusive of revisions of prior year reserve estimates.

•
Cash Return on Invested Capital (“ROIC”).  ROIC is a measure of cash earnings before taxes (but excludes certain cash and non-cash expenses, including a specified portion of Geological and Geophysical expenses, depletion, depreciation and amortization expenses, DHC, Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, “Compensation — Stock Compensation” (“FASB ASC Topic 718”) expenses, gains/losses from mark to market accounting on derivatives and gains/losses from asset impairment), divided by average invested capital reflected in stockholders’ equity for the year (consisting of the par value of our capital stock plus additional paid-in capital).

Each performance category was selected based on the Compensation Committee’s belief that it most accurately measures our corporate performance in relation to comparable oil and gas companies within our Peer Group.

Each year, the Compensation Committee establishes the “minimum,” “target” and “maximum” performance levels for each of the five performance categories and their appropriate weighting.  For each executive officer, the Compensation Committee determines the appropriate percentage allocation to be assigned for each category.  In most cases, when determining an executive officer’s bonus, the Compensation Committee gives equal weight to each category except when a particular performance category bears a more direct relationship to the executive officer’s areas of responsibility, in which case a particular performance category may be more heavily weighted.  For the 2012 year, the weighting of each of our named executive officers for each of the categories above was as follows:

Category	Mr. Keel	Mr. Grady	Mr. Isaac	Mr. Mengle	Mr. Atkins
Production	20%	20%	20%	20%	20%
EBITDAX	20%	20%	20%	20%	20%
Reserve Replacement	20%	20%	20%	20%	20%
F&DC	20%	20%	20%	20%	20%
ROIC	20%	20%	20%	20%	20%

Should our financial and operating results meet or exceed either the pre-determined “minimum,” “target” and “maximum” values assigned a particular performance category (with linear interpolations between each level), then each executive officer is paid an annual bonus that is a percentage of their annual salary.  The Compensation Committee retains the right to make what it determines to be appropriate adjustments to actual performance results for the year, to the extent it believes that adjustments are warranted.  For example, in determining the actual level of EBITDAX and ROIC for a particular year, it may exclude the effects of certain non-cash income/expense items such as the mark to market benefit/charge to our results of operations required by FASB ASC Topic 815, “Derivatives and Hedging,” non-cash charges to our results of operations related to FASB ASC Topic 718 for stock options or the variance in EBITDAX and ROIC caused by the variance between actual NYMEX benchmark oil and gas prices and the forecasted NYMEX benchmark prices incorporated into the performance goals (since NYMEX prices are largely not within management’s control).

The percentage of annual salary potentially paid to an executive officer under this performance-based bonus award is dependent upon the extent to which pre-determined performance goals are met.  Payment of annual cash incentive bonuses to our executive officers is not guaranteed and is dependant upon our actual performance during the fiscal year, including meeting at least the “minimum” performance targets.

Typically, after giving consideration to past company performance and peer performance, the Compensation Committee set these performance levels so that the attainment of the targets is not assured and requires significant effort by our executives, as demonstrated by the fact that no awards were earned with respect to the 2012 year.  We believe that the disclosure of performance targets would result in competitive harm to us and are therefore omitted since we are engaged in a highly competitive business, we may pursue opportunities in areas without first publicly disclosing our intention to do so and disclosure of these targets might enable our competitors to determine our strategic areas of interest and priorities throughout the year. We also believe that disclosure of our performance targets would undermine our on-going efforts to retain officers and other employees in a competitive employment atmosphere. Our business is highly dependent on attracting and keeping qualified, skilled employees. We believe that public disclosure of the performance targets used to determine the named executive incentive compensation would materially increase the ability of competitors to track current year bonus potential and tailor compensation packages designed to persuade officers and other employees to leave our company. In addition, it would give our competitors an unfair informational advantage with respect to competing for prospective employees.

The Compensation Committee has recommended and the Board recently approved performance goals and levels for 2013 and assigned their respective weightings, which award levels and weightings are substantially the same as those for 2011 and 2012.   As such, we do anticipate that the Performance Based Cash Incentive Plan will be utilized during 2013 for all of our employees, including the named executive officers.

Discretionary Cash Incentive Compensation

As one way of accomplishing our executive compensation program objectives, the Compensation Committee has the ability to award discretionary cash bonuses to our executive officers for their contribution to our financial and operational success or to make necessary adjustments to the compensation package of an employee when appropriate.

As discussed in more detail above, in connection with the administration of our Performance Based Cash Incentive Plan for 2010, in January 2011 the Compensation Committee approved discretionary bonuses of $16,000 to Mr. Mengle, $20,000 to Mr. Atkins and $58,000 to Mr. Isaac.

In determining the terms for our 2011 stock option exchange program (described below), our Compensation Committee concluded that it would be inappropriate to grant our named executive officers options with an exercise price less than the price at which third parties had recently purchased Common Stock from the Company.  Accordingly, the options awarded pursuant to the exchange program were granted with an exercise price equal to the price at which third parties recently purchased Common Stock instead of the lower market price for our Common Stock.  The Compensation Committee further determined that it was appropriate to grant awards to our named executive officers that participated in the exchange program to make up the differential between the grant date value of the options actually awarded pursuant to the option exchange program and the grant date value of those options had the exercise price been the current market price of our Common Stock.  The Compensation Committee determined that deferred cash awards, subject to vesting and continued employment, and which are not dilutive to current shareholders, were appropriate to make up this differential.  One-half of this bonus was awarded in 2011 with the remaining one-half awarded in 2012, each of which is payable immediately upon the vesting of the applicable portion thereof.  Deferred bonus awards for each of 2011 and 2012 under this program were $324,000 for Mr. Keel, $108,000 for Mr. Grady, $21,600 for Mr. Mengle and $18,384 for Mr. Atkins.  Each bonus award will vest and become payable in equal amounts over a three year period beginning on the first anniversary of the award.

Aside from the deferred cash bonus award related to the stock option exchange that was deferred to the 2012 year, no discretionary bonuses were awarded to our named executive officers for 2012.

Long-Term Equity-Based Incentive Compensation

We grant equity awards to give our executive officers a longer-term stake in our company.  The equity awards act as a long-term retention tool and align employee and stockholder interests by increasing compensation as stockholder value increases.  In addition, the Compensation Committee occasionally grants equity awards in recognition of outstanding service to our company.  To achieve these objectives, the Compensation Committee has generally relied on the issuance of restricted stock and stock options.

General

We believe that stock options reduce immediate stockholder dilution, conserve shares available under our stock plans, align employees’ compensation goals with the creation of stockholder value and encourage our executive officers to take necessary and appropriate steps to increase our stock price.  We believe that restricted stock encourages our executive officers to adopt a view towards long-term value while providing a retention incentive even in the event of a decline in the stock price.  Our Board believes that the combination of stock options and restricted stock awards are an effective incentive for executive officers, managers and other key employees to create value for us and our stockholders since the value of restricted stock and options bear a direct relationship to appreciation in our stock price.  In addition, by using stock-based compensation, we can focus much needed cash flow, which would otherwise be paid out as bonus compensation, on the daily operations of our business.

With the exception of options granted to Mr. Isaac in connection with the commencement of his employment with the Company in 2010, no stock options were granted to our executive officers in 2010.  We chose to provide equity compensation in the form of restricted stock during those periods rather than stock options because restricted stock awards better incentivize our executive officers to build long-term value for our stockholders and provide a greater retention incentive in the current economic environment and at this stage of our development.

In line with our goal of providing the potential to create long-term value for our employees (and all stockholders) in an unfavorable market, the Compensation Committee determined that the outstanding underwater stock options held by certain employees, including our named executive officers, were not providing the value to our employees for which they were intended, and so certain stock options that were granted prior to 2007 became eligible for an exchange program that we initiated and completed in early 2011.  The stock option exchange program also included certain cash bonus awards, as described in greater detail above.    Mr. Isaac was granted a stock option award in 2011 for retention and incentive purposes.

No stock option awards were granted to our named executive officers in 2012.

As part of our compensation review process, we make changes from time to time to our long-term equity-based incentive compensation. We make changes to improve the retention incentives for our executive officers and to provide better incentives for the creation of long-term value for our stockholders.

LTIP

Our Compensation Committee and Board approved in 2008 a performance-based long-term incentive plan (the “LTIP”) designed to reward employees with equity based compensation on the basis of our company attaining pre-determined performance measures, similar to our performance-based cash incentive compensation plan.  Other than discretionary grants awarded while grants under the LTIP were generally suspended, all grants made under the LTIP are performance based, are calculated as a percentage of base salary earned during the plan year and are to be made in the form of restricted stock and stock option grants under, and within the limits of, the 2005 Stock Incentive Plan.  All restricted stock awards and stock options granted pursuant to this plan vest over four years at a rate of 25% each year.

In 2011 we amended the 2005 Stock Incentive Plan to increase the maximum aggregate number of shares of Common Stock which may be issued upon exercise of all awards under that plan by two million shares, and to increase the annual limit for granting awards to any one participant be increased.

The pre-determined performance measures are the same as the measures under the performance-based cash incentive compensation plan and consistent with our existing criteria for performance awards under our 2005 Stock Incentive Plan: (1) Production; (2) EBITDAX; (3) Reserve Replacement; (4) F&DC; and (5) ROIC.

The Compensation Committee sets these performance levels so that the attainment of the targets is not assured and requires significant effort by our executives.  For fiscal 2010, equity grants under the LTIP were generally suspended at the recommendation of the Compensation Committee, and therefore, there were no regular LTIP distributions to either the executive officers or any other company employee.  The Compensation Committee recommended and the Board approved certain one-time discretionary grants of restricted stock awards during 2010 to Messrs. Keel, Grady and Mengle, and certain other key employees following the Compensation Committee’s analysis and confirmation that such grants would not jeopardize our 2005 Stock Incentive Plan.  These grants were in recognition of the efforts of those individuals during late 2009 and 2010 in improving the financial flexibility of the Company during a turbulent period and in positioning the Company to commence an active 2010 drilling program.

For the 2011 year, equity grants under the LTIP generally remained generally suspended, and therefore, there were no regular LTIP distributions to either the executive officers or any other company employee although the Compensation Committee recommended and the Board approved certain one-time discretionary grants of restricted stock awards to our named executive officers and all other employees in recognition of the efforts of those individuals during 2011, although these awards were granted in early 2012 and therefore are reflected in the compensation tables below as 2012 grants.   In 2010 and 2011 Mr. Isaac received grants of restricted Common Stock and options to purchase Common Stock in connection with the execution of his employment agreement and for retention and incentive purposes, respectively.  These equity-based compensation awards were granted pursuant to our 2005 Stock Incentive Plan.

For the 2012 year, equity grants under the LTIP generally remained suspended, and therefore, there were no regular LTIP distributions to either the executive officers or any other company employee although the Compensation Committee recommended and the Board approved certain one-time discretionary grants of restricted stock awards to our named executive officers and every other employee in recognition of the efforts of those individuals during 2012.  While these awards reward contributions in the 2012 year, the compensation tables below reflect only awards that were granted within the 2012 year, thus these awards of restricted stock will not be reflected in the compensation tables for our named executive officers until the 2013 year.  These equity-based compensation awards were granted pursuant to our 2005 Stock Incentive Plan.

Overriding Royalty Interest Plan Compensation

Prior to 2010, we compensated certain employees through our Overriding Royalty Interest Plan (the “ORRI Plan”), which was designed to reward the efforts of employees who were successful in exploring for oil and natural gas on our behalf.  The program was available only to those employees that were directly involved in oil and natural gas exploration efforts, including Mr. Atkins, our Senior Vice President—Exploration, who was the only named executive officer entitled to benefits under this plan.  To be able to participate in the plan, a potential candidate must have been recommended for participation by our president and approved by the Compensation Committee.  Under the ORRI Plan, the participants shared a portion of the gross revenue interest attributable to the original working interest held by us in certain of the oil and natural gas producing properties generated by the exploration program.  Pursuant to the ORRI Plan, we paid Mr. Atkins $15,719 in 2010 (with $3,704 of the $15,719 attributable to amounts paid by third party operators to Mr. Atkins for production from properties subject to ORRI Plan), $71,204 in 2011 (with $39,415 of the $71,204 attributable to amounts paid by third party operators to Mr. Atkins for production from properties subject to ORRI Plan) and $48,570 in 2012 (with $29,094 of the $48,570 attributable to amounts paid by third party operators to Mr. Atkins for production from properties subject to ORRI Plan).

The ORRI Plan was terminated by our Board effective February 3, 2010 as to all oil and gas leases acquired subsequent to that date except with regard to the previous overriding royalty interest awards made to Mr. Atkins covering the Haynesville unconventional resource play.  The ORRI Plan was terminated because the focus of our exploration efforts shifted to unconventional resource plays that were not qualified projects under the provisions of the ORRI Plan.

Severance Benefits

Each of the employment agreements to which our executive officers are subject provide for severance and change of control payments upon a termination or change of control.  Payments that are payable upon a termination or change of control are included in the respective employment agreement between the executive officer and our company.  We believe that the executive officers should be provided an incentive to consummate a change of control that would generate attractive returns for our stockholders. Without such an incentive, the executive officers may not diligently pursue such opportunities. In addition, severance provisions were included as a means of attracting and retaining executives and to provide replacement income if their employment is terminated because of a termination, except in certain circumstances. Each employment agreement contains similar but not identical provisions regarding payments upon termination or change of control and relevant provisions of those agreements are provided in the section titled “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Other Benefits

In addition to base salaries, incentive compensation, equity awards, overriding royalty interest plan compensation and severance benefits, we provide other forms of compensation that are periodically reviewed by the Compensation Committee.  Except as otherwise indicated, these benefits are available to all employees, including our named executive officers, and are offered for the purpose of providing competitive compensation and benefits to attract new employees and secure the continued employment of current employees.

•
401(k) Plan.   We have a defined contribution 401(k) Plan that is designed to assist our executive officers and employees in providing for their retirement.  Effective January 1, 2009, we began matching 100% of each participant’s deferral contributions up to 6% of the participant’s compensation, and we made an aggregate contribution of $103,575 to the accounts of our named executive officers during 2012.

•
Health and Welfare Benefits.  As with all of our employees generally, our executive officers are eligible to participate in medical, dental, vision, life insurance and accidental death and disability to meet their health and welfare needs.  These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining officers and other employees.  This is a fixed component of compensation and the benefits are provided on a non-discriminatory basis to all of our employees.

•
Perquisites and Other Personal Benefits.  We believe that the total mix of compensation and benefits provided to our executive officers is competitive and perquisites should generally not play a large role in our executive officers’ total compensation.  As a result, the perquisites and other personal benefits we provide to our executive officers are limited and typically do not exceed $10,000 per person in any fiscal year.

Other Matters

Tax and Accounting Treatment of Executive Compensation Decisions

We consider the anticipated tax treatment of our executive compensation program when setting levels and types of compensation.  Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1.0 million per person paid in any year to a company’s chief executive officer or any of its three other most highly compensated executive officers (other than the chief financial officer and the chief executive officer), with certain “performance-based compensation” being specifically exempt from this deduction limit.  During fiscal year 2012, none of our employees subject to this limit received Section 162(m) compensation in excess of $1.0 million.  Consequently, the requirements of Section 162(m) did not affect the tax deductions available to us in connection with our senior executive compensation program for fiscal year 2012.  The Compensation Committee considers its primary goal to design compensation strategies that further the best interests of our stockholders. In certain cases where the compensation of applicable executive officers may exceed the Section 162(m) limits, the Compensation Committee may determine that the amount of tax deductions lost is not significant when compared to the potential opportunity a compensation program provides for creating long-term stockholder value. The Compensation Committee therefore retains the ability to evaluate the performance of our executive officers and to pay appropriate compensation, even if some of it may be non-deductible, to ensure competitive levels of total compensation is paid to certain individuals.

We account for stock-based awards based on their grant date fair value, as determined under FASB ASC Topic 718.  In connection with its approval of stock-based awards, the Compensation Committee is cognizant of and sensitive to the impact of such awards on stockholder dilution.  The Compensation Committee also endeavors to avoid stock-based awards made subject to a market condition, which may result in an expense that must be marked to market on a quarterly basis.  The accounting treatment for stock-based awards does not otherwise impact the Compensation Committee’s compensation decisions.

Stock Ownership Guidelines and Hedging Prohibition

We do not currently have ownership requirements or a stock retention policy for our named executive officers.  We do not have a policy that restricts our executive officers from limiting their economic exposure to our stock.  We will continue to periodically review best practices and re-evaluate our position with respect to stock ownership guidelines and hedging prohibitions.

Risk Considerations in our Overall Compensation Program

We believe that our compensation program is structured in such a way as to discourage excessive risk-taking. In making this determination, we considered various aspects of our compensation program, including the mix of fixed and performance-based compensation for management and other key employees. The Company’s performance-based compensation awards are designed to reward both short- and long-term performance. By linking a portion of total compensation to our long-term performance, we mitigate any short-term risk that could be detrimental to our long-term best interests and the creation of stockholder value. Our equity-based performance awards are subject to multi-year vesting periods and derive their value from our total performance, which we believe further encourages decision-making that is in the long-term best interests of us and our stockholders.  We believe that in the aggregate, our compensation program discourages any risk-taking that could be detrimental to the long-term interests of our company, our performance, or our stock price. In conclusion, we believe that our compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on our company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Crimson Exploration Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE,

B. James Ford
Lee B. Backsen

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the aggregate compensation awarded to, earned by or paid to our named executive officers for services rendered in all capacities during the fiscal years ended December 31, 2010, 2011 and 2012.

Summary of Compensation Table for the Fiscal Years Ended December 31, 2010, 2011 and 2012

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards (2)(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)		All Other Compensation(6) ($)	Total ($)
Allan D. Keel	2012	450,000	108,000	341,330	—	—		49,280	948,610
Chief Executive	2011	444,104	—	752,000	584,247	344,800		51,055	2,176,206
Officer and President	2010	377,708	—	146,308	—	335,000		45,273	904,289

E. Joseph Grady	2012	365,000	36,000	207,350	—	—		56,864	665,214
Senior Vice President	2011	363,625	—	451,200	198,604	282,300		54,047	1,349,776
and Chief Financial Officer	2010	347,083	—	134,300	—	308,000		54,373	843,756

A. Carl Isaac (7)	2012	238,333	—	169,070	—	—		40,044	447,447
Senior Vice President—	2011	230,000	—	337,500	139,201	147,700		39,057	893,458
Operations	2010	148,173	58,000	75,001	227,373	97,000		20,863	626,410

Jay S. Mengle	2012	234,167	7,200	165,880	—	—		39,304	446,551
Senior Vice President—	2011	230,000	—	192,000	41,273	147,700		42,776	653,749
Operations and Engineering	2010	230,000	16,000	173,800	—	133,000		36,148	588,948

Thomas H. Atkins	2012	232,500	6,128	165,880	—	48,570	(5)	47,305	500,383
Senior Vice President—	2011	218,958	—	182,400	35,128	211,904	(5)	29,055	677,445
Exploration	2010	206,250	20,000	—	—	151,719	(5)	28,773	406,724

(1)
For a description of the awards included in this column, see “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program— Discretionary Cash Incentive Compensation”.  The amounts reflected for the 2012 year represent the portion of the option exchange deferred cash bonus award that was granted in the 2011 year, but earned and paid during the 2012 year. This disclosure represents a change in the method in which we reported these amounts last year, thus the 2011 amounts have been modified to reflect what we believe to be a more accurate reporting method for the cash awards.

(2)
Represents the aggregate grant date fair value of shares of Common Stock and options to purchase Common Stock awarded the applicable Named Executive Officer on the respective award grant dates as computed in accordance with FASB ASC Topic 718 pursuant to amendments to Item 402 of Regulation S-K. For the awards granted in 2012, see note 11 to our consolidated financial statements for the fiscal year ended December 31, 2012 included in our Annual Report on Form 10-K filed with the SEC on March 15, 2013 for a discussion of the assumptions used in determining the FASB ASC Topic 718 grant date fair value of these awards.

(3)
No stock option awards were awarded the executive officers in 2010, other than the grant awarded to Mr. Isaac in connection with the his employment agreement.  Also included in this column were grants awarded to Messrs. Keel, Grady, Mengle and Atkins in February 2011, and Mr. Keel was granted additional options in June of 2011, in each case, as part of the aforementioned exchange program for underwater stock options.  The grant-date fair value of these awards represents the incremental value associated with such grants in excess of the value of the options being forfeited as part of this exchange.  A grant was awarded to Mr. Isaac in August 2011 for retention and incentive purposes.  No stock option awards were awarded in 2012.

(4)	For a description of the amounts included in this column, see “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Performance-Based Cash Incentive Compensation.”

(5)
Mr. Atkins was paid $15,719 in 2010 and $71,204 in 2011 and $48,570 in 2012 pursuant to his vested interests in an Overriding Royalty Interest Plan that was terminated in 2010. The remainder of the amount in this column for the 2010 ($136,000), 2011 ($140,700) and 2012 ($0) years reflects the amount of the Performance-Based Cash Incentive Compensation award granted to Mr. Atkins.

(6)	Amounts included in this column are attributable as follows:

		Matching 401(k) Contributions ($)	Insurance Premiums* ($)	Total ($)
Allan D. Keel	2012	22,500	26,780	49,280

E. Joseph Grady	2012	22,500	34,364	56,864

A. Carl Isaac	2012	17,000	23,044	40,044

Jay S. Mengle	2012	21,050	18,254	39,304

Thomas H. Atkins	2012	20,525	26,780	47,305

*	Represents premium payments made on behalf of the executive officers for medical, dental, vision, life insurance and accidental death and dismemberment coverage.

(7)	Mr. Isaac entered into his employment with us in May 2010, and amounts reflected as paid to him for the year 2010 show only the amounts paid to him for his partial year of service.

Grants of Plan-Based Awards

The following table provides information concerning each grant of an award made to our named executive officers under any plan, including awards, if any, that have been transferred during the fiscal year ended December 31, 2012.

Grant of Plan-Based Awards for Fiscal Year Ended December 31, 2012

			Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)
Name	Grant Date	Approval Date	Threshold ($) (2)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares (#)	All other Option Awards: Number of Shares(#)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Allan D. Keel	3/2/2012	2/2/2012	225,000	383,000	540,000	235,000			752,000
E. Joseph	3/2/2012	2/2/2012	183,000	310,000	438,000	141,000			451,200
Grady
A. Carl Isaac	3/2/2012	2/2/2012	95,000	167,000	238,000	60,000			192,000
Jay S. Mengle	3/2/2012	2/2/2012	94,000	164,000	234,000	60,000			192,000
Thomas H. Atkins	3/2/2012	2/2/2012	93,000	163,000	213,000	57,000			182,400

(1)
No amounts were earned for the 2012 year as reflected in the “Non-Equity Incentive Compensation Plan” column of the Summary Compensation Table above. For the fiscal year ending December 31, 2012, the amounts included in the “threshold,” “target” and “maximum” columns represent the various targeted amounts for each named executive officer.

(2)
Under the performance-based incentive compensation plan, this category is referred to as the “minimum” payout level, assuming a minimum percentage (typically, and with respect to the 2012 year, 85%) of the performance targets were met during the year.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

We entered into amended and restated employment agreements with our then-current executive officers other than Mr. Isaac during 2011.  We entered into an amended and restated employment agreement with Mr. Isaac in April 2012.  The compensation provisions of the employment agreements were designed with input from Longnecker and contain a compensation package designed to motivate and retain the executive officers.

The employment agreements with all of our named executive officers are similar and were entered into to provide an incentive for consistent, longer-term performance and achievement of strategic objectives, to compensate our named executives for the value of their contributions, to provide total compensation that is flexible enough to respond to changing market conditions, to align compensation with performance, provide total compensation that will motivate and retain our executive officers, and support an internal culture of company loyalty and dedication to our interests.

The agreements entered into with Messrs. Keel and Grady each provide for a term of three years and the agreements entered into with Messrs. Mengle, Atkins and Isaac each provide for a term of two years.  Each agreement provides for automatic yearly extensions of the term, after the initial term, unless we or the officer elects not to extend the agreement.

Each agreement provides for a base salary (which is subject to increase at the discretion of our Board or a committee thereof) and participation in our Annual Cash Incentive Bonus Plan and LTIP.  As noted previously, the base salaries for Messrs. Mengle, Atkins and Mr. Isaac have been increased by the Compensation Committee for each of 2012 and 2013.

Under our Annual Cash Incentive Bonus Plan, the executives are eligible to receive cash bonuses contingent upon attainment of annual personal and corporate goals established by our Board or a committee thereof.  The agreements entered into with Messrs. Keel and Grady provide that each executive is eligible to receive a bonus based upon “minimum,” “target” and “maximum” award levels of no less than 50%, 85% and 120%, respectively, of such executive’s base salary, and the agreements entered into with Messrs. Mengle, Atkins and Isaac provide that each executive is eligible to receive a bonus based upon “minimum,” “target” and “maximum” award levels of no less than 40%, 70% and 100%, respectively, of such executive’s base salary.  No cash awards are paid under this plan if the corporate performance criteria for at least the “minimum” award level are not met.

The employment agreements also contain provisions for payment of severance benefits upon termination of employment.  A discussion of applicable severance benefits is provided below under “—Potential Payments upon Termination or Change of Control.”

Stock Awards

In February 2012, the Compensation Committee recommended and the Board approved awards of restricted Common Stock under the 2005 Stock Incentive Plan of 235,000, 141,000, 60,000, 60,000 and 57,000 for Messrs. Keel, Grady, Isaac, Mengle and Atkins, respectively.   The 2012 awards were granted, in part, for performance of the officers in 2011, and were reflected in the Grants of Plan Based Awards table for 2012.

 In February 2013, the Compensation Committee recommended and the Board approved awards of restricted Common Stock under the 2005 Stock Incentive Plan of 107,000, 65,000, 53,000, 52,000 and 52,000 for Messrs. Keel, Grady, Isaac, Mengle and Atkins, respectively.   The 2013 awards were granted, in part, for performance of the officers in 2012 and will be reflected within our compensation tables in our 2013 proxy statement.

Salary and Cash Incentive Awards in Proportion to Total Compensation

The following table sets forth the percentage of each named executive officer’s total compensation that we paid in the form of base salary and annual cash incentive awards.

Name	Year	Percentage of Total Compensation Paid in Base Salary and Annual Cash Incentive Awards
Allan D. Keel	2012	58.82%

E. Joseph Grady	2012	60.28%

A Carl Isaac	2012	53.27%

Jay S. Mengle	2012	54.05%

Tommy H. Atkins	2012	57.40%

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options and restricted stock that has not vested for our named executive officers as of December 31, 2012.

Outstanding Equity Awards as of December 31, 2012

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Allan D. Keel	125,000	375,000	5.00	2/17/21	135,000	(4)	369,900
	43,750	131,250	5.00	6/16/21	30,865	(5)	84,570
					23,150	(6)	63,431
					63,750	(7)	174,675
					235,000	(8)	643,900

E. Joseph Grady	56,250	168,750	5.00	2/17/21	45,000	(4)	123,300
					22,450	(5)	61,513
					21,250	(6)	58,225
					43,500	(7)	119,190
					141,000	(8)	386,340

A. Carl Isaac	40,000	60,000	3.31	5/9/20	13,595	(9)	37,250
	18,750	56,250	3.45	8/15/21	18,500	(7)	50,690
					37,500	(10)	102,750
					60,000	(8)	164,400

Jay S. Mengle	11,250	33,750	5.00	2/17/21	22,500	(4)	61,650
					11,957	(5)	32,762
					27,500	(6)	75,350
					28,500	(7)	78,090
					60,000	(8)	164,400

Thomas H. Atkins	9,575	28,725	5.00	2/17/21	19,175	(4)	52,540
					11,058	(5)	30,299
					34,375	(7)	94,188
					57,000	(8)	156,180

(1)
For Messrs. Keel, Grady, Mengle and Atkins, the exercisable but unexercised options vested on February 18, 2012. For Mr. Isaac, the exercisable but unexercised options vested as follows:  15,000 on May 10, 2011, 25,000 on May 10, 2012 and 18,750 on August 15, 2012.

(2)
Upon a change in control, all unvested equity awards held by our named executive officers will become vested and, in the case of options, exercisable. See “—Potential Payments upon Termination or Change of Control—Severance Payments.”

(3)	The market value of the unvested restricted stock was determined using the closing price of our Common Stock on December 31, 2012 of $2.74 per share.

(4)
The restricted stock awards reflected in this row vest over a five year period in annual increments commencing September 8, 2009, according to the following schedule: 12.5% (year 1), 12.5% (year 2), 12.5% (year 3), 12.5% (year 4) and 50.0% (year 5).

(5)
The restricted stock awards reflected in this row vest over a four year period in annual increments commencing February 26, 2010, according to the following schedule: 25% (year 1), 25% (year 2), 25% (year 3), and 25% (year 4).

(6)	The restricted stock awards vest over four years commencing May 18, 2011 according to the following schedule: 25% (year 1), 25% (year 2), 25% (year 3), and 25% (year 4).

(7)	The restricted stock awards vest over four years commencing March 9, 2012 according to the following schedule: 25% (year 1), 25% (year 2), 25% (year 3), and 25% (year 4).

(8)	The restricted stock awards vest over four years commencing March 2, 2013 according to the following schedule: 25% (year 1), 25% (year 2), 25% (year 3), and 25% (year 4).

(9)	The restricted stock awards vest over four years commencing May 10, 2011 according to the following schedule: 15% (year 1), 25% (year 2), 25% (year 3), and 35% (year 4).

(10)	The restricted stock awards vest over four years commencing August 15, 2012 according to the following schedule: 25% (year 1), 25% (year 2), 25% (year 3), and 25% (year 4).

Option Exercises and Stock Vested

The following table provides information concerning the vesting of restricted stock during the fiscal year ended December 31, 2012 on an aggregated basis with respect to each of our named executive officers.  During 2012, none of our named executive officers exercised any stock option awards.

Option Exercises and Stock Vested During the Fiscal Year Ended December 31, 2012

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Allan D. Keel	30,864	99,382	(1)
	21,250	67,788	(2)
	11,575	45,721	(4)
	33,750	149,512	(6)
Total	97,439	362,403

E. Joseph Grady	22,449	72,286	(1)
	14,500	46,255	(2)
	10,625	41,969	(4)
	11,250	49,838	(6)
Total	58,824	210,348

A. Carl Isaac	6,167	19,673	(2)
	5,665	27,022	(3)
	12,500	60,625	(5)
Total	24,332	107,320

Jay S. Mengle	11,956	38,498	(1)
	9,500	30,305	(2)
	13,750	54,313	(4)
	5,625	24,919	(6)
Total	40,831	148,035

Thomas H. Atkins	11,057	35,604	(1)
	11,458	36,551	(2)
	4,794	21,237	(6)
Total	27,309	93,392

(1)
The restricted stock was issued in fiscal 2009 and vested on February 26, 2012.  The value was determined using the closing price of our Common Stock of $3.22/share on the vesting date.  Mr. Atkins and Mr. Mengle elected to satisfy their individual federal tax withholding obligations with vested shares based on the $3.22/share price.  Accordingly, Mr. Atkins had 3,389 shares withheld and Mr. Mengle had 3,163 shares withheld.

(2)
The restricted stock was issued in fiscal 2011 and vested on March 9, 2012.  The value was determined using the closing price of our Common Stock of $3.19/share on the vesting date.  Mr. Grady, Mr. Isaac, Mr. Atkins and Mr. Mengle elected to satisfy their individual federal tax withholding obligations with vested shares based on the $3.19/share price.  Accordingly, Mr. Grady had 3,835 shares withheld, Mr. Isaac had 1,631 shares withheld, Mr. Atkins had 3,031 shares withheld and Mr. Mengle had 2,513 shares withheld.

(3)
The restricted stock was issued in fiscal 2010 and vested on May 10, 2012.  The value was determined using the closing price of our Common Stock of $4.77/share on the vesting date. Mr. Isaac elected to satisfy his individual federal tax withholding obligations with vested shares based on the $4.77/share price.  Accordingly, Mr. Isaac had 1,498 shares withheld.

(4)
The restricted stock was issued in fiscal 2010 and vested on May 18, 2012.  The value was determined using the closing price of our Common Stock of $3.95/share on the vesting date.  Mr. Grady and Mr. Mengle elected to satisfy their individual federal tax withholding obligations with vested shares based on the $3.95/share price.  Accordingly, Mr. Grady had 2,810 shares withheld and Mr. Mengle had 3,637 shares withheld.

(5)
The restricted stock was issued in fiscal 2011 and vested on August 15, 2012.  The value was determined using the closing price of our Common Stock of $4.85/share on the vesting date.  Mr. Isaac elected to satisfy his individual federal tax withholding obligations with vested shares based on the $4.85/share price.  Accordingly, Mr. Isaac had 3,306 shares withheld.

(6)
The restricted stock was issued in fiscal 2008 and vested on September 8, 2012.  The value was determined using the closing price of our Common Stock of $4.43/share on the vesting date.  Mr. Mengle and Mr. Atkins elected to satisfy their individual federal tax withholding obligations with vested shares based on the $4.43/share price.  Accordingly, Mr. Mengle had 1,488 shares withheld and Mr. Atkins had 1,268 shares withheld.

Potential Payments upon Termination or Change of Control

Payments that would have been payable to executive officers having employment agreements with us upon a termination or change of control are included in the respective employment agreement between the executive officer and us.  Each employment agreement contains similar but not identical provisions regarding payments upon termination or change of control and relevant provisions of those agreements are described above under the Summary Compensation Table, as well as below.

Each of the employment agreements provides for severance or change of control payments in the event we terminate an officer’s employment without “Cause” or if the officer terminates for “Good Reason” or due to his death or disability.  The employment agreements also provide for acceleration of vesting of equity awards if we terminate an officer without “Cause” or if an officer terminates for “Good Reason,” if such awards are not subject to performance-based vesting, or upon death or “Disability”.  The employment agreements for Mr. Keel and Mr. Grady provided that, twelve months following a Change of Control, each of such executive officers has thirty days to make a one-time election to terminate his employment for any reason and if such an election is made, the termination shall be considered a termination by the executive for Good Reason pursuant to a Change of Control.

“Cause” generally means (A) continued failure by the executive officer to perform substantially the executive’s duties and responsibilities (other than a failure resulting from permanent disability) that is materially injurious to our company and that remains uncorrected for 10 days after receipt of appropriate written notice from our Board; (B) reliable evidence of engagement in willful, reckless or grossly negligent misconduct that is materially injurious to our company or any of its affiliates, monetarily or otherwise; (C) except as provided by (D), the indictment of the executive with a crime involving moral turpitude or a felony, provided that if the criminal charge is dismissed with prejudice or if executive is acquitted at trial or on appeal, the executive will be deemed to have been terminated without Cause; (D) the indictment of the executive with an act of criminal fraud, misappropriation or personal dishonesty, provided that if the criminal charge is subsequently dismissed with prejudice or the executive is acquitted at trial or on appeal then the executive will be deemed to have been terminated without Cause; or (E) a material breach by the executive of any provisions of the employment agreement that is materially injurious to our company and that remains uncorrected for 10 days following written notice of such breach by our company to the executive identifying the provision of the employment agreement that we determined has been breached.

“Good Reason” generally means one or more of the following conditions arising not more than six months before the executive’s termination date without the executive’s consent: (A) a material breach by us of any provision of the employment agreement; (B) assignment by our Board or a duly authorized committee thereof to the executive of any duties that materially and adversely alter the nature or status of the executive’s position, job descriptions, duties, title or responsibilities from those of such executive officer’s prior position, or eligibility for our compensation plans; (C) requirement by us for the executive officer to relocate anywhere other than the greater Houston, Texas metropolitan area, except for required travel on company business to an extent substantially consistent with his obligations under their employment agreement; (D) a material reduction in the executive officer’s base salary in effect at the relevant time; or (E) exclusion of the executive officer from eligibility for our active bonus or benefits plan as described above or a material reduction in the executive officer’s award levels under such plans.  Notwithstanding anything in the executive’s employment agreement to the contrary, Good Reason will exist only if the executive provides notice to us of the existence of the condition otherwise constituting Good Reason within 90 days of the initial existence of the condition, and we fail to remedy the condition on or before the 30th day following its receipt of such notice.

A permanent “Disability” is defined as either: (A) the executive’s inability to engage in any gainful activity by reason of any medically determinable physical or mental impairment that could be expected to result in death, or expected to last for a period of no less than 12 months; or (B) by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than 12 months, the executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering our employees.

“Change of Control” under the employment agreements generally means the occurrence of any one or more of the following events:

(i)       We are not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of any entity other than a previously wholly-owned subsidiary of ours), or in the case of a reverse merger in which our management and the executive officer do not assume control of the surviving entity;

(ii)      We sell or exchange in a single transaction or in a series of related transactions occurring in the 12-month period ending on the date of the most recent sale or exchange, assets having a gross fair market value equal to 40% or more of the total gross fair market value (determined without regard to any liabilities associated with such assets) of all of our assets immediately before such transfer or transfers, to any other person or entity (other than to (A) an entity controlled by us immediately after the transfer, (B) a stockholder of our company (immediately before the transfer) in exchange for or with respect to its stock, (C) a person or entity that directly or indirectly owns 40% or more of the total value or voting power of all of our outstanding stock immediately after the transfer, (D) an entity, 40% or more of the total value or voting power of which is directly or indirectly owned by us immediately after the transfer);

(iii)     Any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than Oaktree Capital Management or its affiliates, or any other person, entity or group that is considered to own more than 40% of the outstanding shares of our voting stock (based upon voting power), acquires or gains ownership or control (including, without limitation, power to vote) of more than 40% of the outstanding shares of our voting stock (based upon voting power); or

(iv)    As a result of or in connection with a contested election of directors, a majority of members of our Board is replaced by directors whose election is not endorsed by a majority of members of our Board before the date of the election.

Under the 2005 Stock Incentive Plan, “Change in Control” generally means (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Oaktree Holdings or its affiliates; (b) the adoption of a plan relating to our liquidation or dissolution; (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as such terms are used in Section 13(d) of the Exchange Act) other than Oaktree Holdings or its affiliates, becomes the beneficial owner directly or indirectly of more than 50% of the voting power of our company; or (d) incumbent directors cease for any reason to constitute at least a majority of our Board, excluding certain reincorporation or holding company transactions or a public offering resulting in our company being listed or approved for listing on a national securities exchange.

Severance Payments

Assuming termination, a change of control of our company, death or permanent disability on December 31, 2012, each named executive officer would have been entitled to the payments provided below. As no severance payments will become due to the named executive officers upon a termination by the executive without Good Reason, or by us for Cause, those termination scenarios are not reflected in the table below.  These numbers could not be determined with any certainty unless or until the applicable scenario below actually occurred, thus the amounts are solely estimates and the actual payout to each executive officer in the event of one of these scenarios below is subject to change.

Name	Termination by Employee For Good Reason (4,5,7)	Termination Without Cause (4,5,7)	Termination upon Change of Control (4,5,7)	Death or Permanent Disability (6)	Change of Control (8)
Allan D. Keel
• Severance Payments(1,3)	$2,489,175	$2,489,175	$2,489,175	$832,000	$—
• Health Insurance Continuation(9)	80,340	80,340	80,340	—	—
Unvested & Accelerated
• Restricted Stock Units	1,336,476	1,336,476	1,336,476	1,336,476	1,336,476
• Stock Options	—	—	—	—	—
• Option Exchange Deferred Cash Bonus(10)	540,000	540,000	540,000	540,000	540,000

E. Joseph Grady
• Severance Payments(1,3)	$2,018,998	$2,018,998	$2,018,998	$675,250	$—
• Health Insurance Continuation(9)	103,092	103,092	103,092	—	—
Unvested & Accelerated
• Restricted Stock Units	748,568	748,568	748,568	748,568	748,568
• Stock Options	—	—	—	—	—
• Option Exchange Deferred Cash Bonus(10)	180,000	180,000	180,000	180,000	180,000

A. Carl Isaac
• Severance Payments(2,3)	$816,000	$816,000	$816,000	$408,000	$—
• Health Insurance Continuation(9)	46,088	46,088	46,088	—	—
Unvested & Accelerated
• Restricted Stock Units	355,090	355,090	355,090	355,090	355,090
• Stock Options	—	—	—	—	—

Jay S. Mengle
• Severance Payments(2,3)	$799,000	$799,000	$799,000	$399,500	$—
• Health Insurance Continuation(9)	36,508	36,508	36,508	—	—
Unvested & Accelerated
• Restricted Stock Units	412,252	412,252	412,252	412,252	412,252
• Stock Options	—	—	—	—	—
• Option Exchange Deferred Cash Bonus(10)	36,000	36,000	36,000	36,000	36,000

Name	Termination by Employee For Good Reason (4,5,7)	Termination Without Cause (4,5,7)	Termination upon Change of Control (4,5,7)	Death or Permanent Disability (6)	Change of Control (8)
Tommy H. Atkins
• Severance Payments(2,3)	$799,000	$799,000	$799,000	$399,500	$—
• Health Insurance Continuation(9)	53,560	53,560	53,560	—	—
Unvested & Accelerated
• Restricted Stock Units	333,206	333,206	333,206	333,206	333,206
• Stock Options	—	—	—	—	—
• Option Exchange Deferred Cash Bonus(10)	30,640	30,640	30,640	30,640	30,640

(1)
In the event the employment of Messrs. Keel and Grady is terminated by us without Cause or by them for Good Reason, and subject to their observance of certain non-compete and release of liability agreements, each will receive a severance payment consisting of (i) a cash amount equal to 2.99 times the sum of the current calendar year’s Base Salary and the prior year’s Annual Cash Incentive Bonus, (B) health insurance benefits for 36 months from the termination date at no charge to the executive, and (C) acceleration to 100% vested status for all stock, stock options and other equity awards to the extent such awards (other than stock options and stock appreciation rights) are not subject to performance-based vesting for purposes of qualifying as “performance-based compensation” for purposes of Section 162(m) of the Code.

(2)
In the event the employment of Messrs. Isaac, Mengle and Atkins is terminated by us without Cause or by them for Good Reason, and subject to their observance of certain non-compete and release of liability agreements, each will receive a severance payment consisting of (i) a cash amount equal to 2 times the sum of the current calendar year’s Base Salary and the prior year’s Annual Cash Incentive  Bonus, (B) health insurance benefits for 24 months from the termination date at no charge to the executive, and (C) acceleration to 100% vested status for all stock, stock options and other equity awards to the extent such awards (other than stock options and stock appreciation rights) are not subject to performance-based vesting for purposes of qualifying as “performance-based compensation” for purposes of Section 162(m) of the Code.

(3)
If no annual cash incentive bonus was paid for the year before the year in which such officer’s employment was terminated, if termination was by us without Cause or by the executive officer for Good Reason, Messrs. Keel and Grady are entitled to receive 2.99 times the greater of the amount of such officer’s target bonus for  the year of termination under the Company’s Annual Cash Incentive Bonus Plan and the amount of discretionary bonuses paid to such officer within the 12 month period preceding termination, and Messrs. Mengle, Isaac and Atkins are entitled to receive 2 times the greater of the amount of such officer’s target bonus for  the year of termination under the Company’s Annual Cash Incentive Bonus Plan and the amount of discretionary bonuses paid to such officer within the 12 month period preceding termination.

(4)
If we terminate the executive officer’s employment without Cause or the officer terminates his employment for Good Reason, not in connection with a Change of Control, the executive officer will receive half of the cash severance amount in a lump sum within 15 days of his termination date and half the number of months of health insurance benefit continuation.  The executive officer will not be entitled to the remainder of the cash severance payment, and the remaining number of months of health insurance continuation, unless the executive officer gives notice to us within 30 days before conclusion of 50% of the Non-Compete Term that he agrees, for the remainder of the Non-Compete Term to comply with the non-compete and non-solicitation provisions of such officer’s respective employment agreement.  In such event, the executive officer will receive the remainder of his cash severance payment and an extension of his health insurance benefits for 18 months for Messrs. Keel and Grady and 12 months for Messrs. Mengle, Isaac and Atkins payable in a lump sum within 15 days after the date of conclusion of 50% of the Non-Compete Term.

(5)
Under each executive officer’s stock option agreements and restricted stock awards under our 2005 Stock Incentive Plan, in the event of a Change of Control, termination by us without Cause or termination by the executive officer for Good Reason, each executive officer’s unvested options and unvested restricted stock will become fully vested and, in the case of restricted stock, will vest with respect to 100% of such shares, resulting in the vesting of 487,765 shares for Mr. Keel, 373,200 shares for Mr. Grady, 150,457 shares for Mr. Mengle, 129,595 shares for Mr. Isaac and 121,608 shares for Mr. Atkins.  As of December 31, 2012, the aggregate value of the stock option shares held by the executive officers was zero as the closing price of our Common Stock on that date was less than the weighted average exercise price of the stock options.

(6)
In the event of death or disability during 2012, each executive officer will be entitled to: (i) his pro rata base salary and pro rata target annual cash incentive bonus through the date of termination for the year in which termination occurs, plus a lump sum amount equal to the greater of:  (1) the remainder of the base salary that would have been earned by the executive officer under the executive’s employment agreement between the date of his death or permanent disability and the expiration of the then current term of the employment agreement, or (2) 12 months of base salary plus the executive’s target annual cash incentive bonus for the year of termination; and (ii) full acceleration of vesting for all stock, stock option and other equity awards.  See footnote #5 above for a description of the number and value of outstanding equity-based awards.

(7)
If the severance payment is made as a result of termination by us without Cause or by the Employee for Good Reason within 12 months after a Change of Control, we will pay the entire cash severance amount in a lump sum on the executive officer’s date of termination.

(8)
Upon a change in control, each executive officer’s unvested options and unvested restricted stock will become fully vested and, in the case of restricted stock, will vest with respect to 100% of such shares, resulting in the vesting of 487,765 shares for Mr. Keel, 373,200 shares for Mr. Grady, 150,457 shares for Mr. Mengle, 129,595 shares for Mr. Isaac and 121,608 shares for Mr. Atkins.  As of December 31, 2012, the aggregate value of the stock option shares held by the executive officers was zero as the closing price of our Common Stock on that date was less than the weighted average exercise price of the stock options.  For all the shares of restricted stock granted on or before December 31, 2012, acceleration of vesting will occur upon a “Change in Control” as defined in our 2005 Stock Incentive Plan, rather than a Change of Control as defined in the applicable employment agreement.

(9)
If the employment of Messrs. Keel and Grady is terminated by reason of death or permanent disability, the executive officer’s family members that are covered by our group health plan may be reimbursed for group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for up to 36 months, provided a member of the executive officer’s family provides timely notice to the health plan administrator of the executive officer’s death or permanent disability.  If the employment of Messrs. Mengle, Isaac or Atkins employment is terminated by reason of death or permanent disability, the executive officer’s family members that are covered by our group health plan may be reimbursed for group health plan continuation coverage under COBRA for up to 24 months, provided a member of the executive officer’s family provides timely notice to the health plan administrator of the executive officer’s death or permanent disability.

(10)
As discussed under “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Discretionary Cash Incentive Compensation,” as part of the aforementioned option exchange program each of our named executive officers that participated in the program was awarded a deferred cash bonus in order to make up the differential between the value of the options received by our named executive officers as part of the aforementioned exchange program and the value of such options had the exercise price been the then current market price of our Common Stock.  The unvested (and unawarded, if applicable) portions of each executive officer’s option exchange deferred cash bonus will become fully vested on the same conditions as unvested restricted stock and option awards.

Non-Compete and Non-Solicitation Provisions

The agreements generally require that each executive officer not engage in competition with us in any geographic area in which we own a material amount of oil, gas or other mineral properties, during the period commencing upon execution until the date ending: (A) on the date of termination if terminated by us for Cause, or (B) in all other cases of termination, at the end of a period of consecutive months following the date of termination equivalent to 50% of the number of months for which the executive officer is entitled to receive severance benefits assuming (if applicable) the executive officer will give the required notice as described in the employment agreement.  Each executive officer is also subject to non-solicitation provisions during the term of the non-compete provisions prohibiting the executive officer from inducing or soliciting any other executive or officer of ours to terminate their employment with us.

Gross Up Payments

Pursuant to the respective employment agreements, if it is determined that any payment, award, benefit or distribution (or an acceleration of any payment, award, benefit or distribution) to an executive officer by us or by another entity in the event of a Change of Control is subject to the imposition of an excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the executive officer with respect to such excise tax, we will pay the executive officer an additional payment in an amount equal to that required to result in the executive officer receiving, after application of the excise tax, a net amount that would have been received by the executive officer had the excise tax not applied.

DIRECTOR COMPENSATION

General

Each year, the Compensation Committee reviews the total compensation paid to our non-employee directors. The purpose of the review is to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform our Board’s duties and to fairly compensate directors for their service. The review includes the consideration of qualitative and comparative factors. To ensure directors are compensated relative to the scope of their responsibilities, the Compensation Committee considers: (1) the time and effort involved in preparing for Board, committee and management meetings and the additional duties assumed by committee chairs; (2) the level of continuing education required to remain informed of broad corporate governance trends and material developments and strategic initiatives within our company; and (3) the risks associated with fulfilling their fiduciary duties.

The following table sets forth a summary of the compensation we paid to our non-employee directors during the fiscal year ended December 31, 2012. Directors who are our full-time employees receive no compensation for serving as directors.

Director Compensation for the Year Ended December 31, 2012

Name	Fees Paid in Cash ($)	Stock Awards ($) (1)	Total ($)

B. James Ford	$53,667	-	$53,667
(Chairman of Nominating and Governance Committee)

Lon McCain	$79,250	$75,000	$154,250
(Chairman of Audit Committee)

Lee B. Backsen	$60,667	$75,000	$135,667

Adam C. Pierce	$55,667	-	$55,667

Cassidy J. Traub	$41,667	-	$41,667

Ni Zhaoxing	$41,667	$75,000	$116,667

(1)  Represents the aggregate fair value of restricted Common Stock on the respective award grant dates as computed in accordance with FASB ASC Topic 718 pursuant to amendments to Item 402 of Regulation S-K. See note 11 to our consolidated financial statements for the fiscal year ended December 31, 2012 included in our Annual Report on Form 10-K for a discussion of the assumptions used in determining the FASB ASC Topic 718 grant date fair value of these awards.  Messrs. McCain, Backsen and Zhaoxing each held 18,293 shares of unvested restricted stock as of December 31, 2012.

Retainer/Fees and Equity Compensation

Upon the recommendation of the Compensation Committee, our compensation plan for non-employee directors (the “Plan”) was revised in 2012.  For the 2012 plan year, each director received a $40,000 annual retainer, with a $2,000 meeting attendance fee ($1,000 if by telephone) for each full board, Audit and Compensation Committee meeting.  The chairmen of the Audit and Compensation Committees were entitled to receive annual retainers of $20,000 and $6,000, respectively, for 2012.

For the 2012 plan year, each non-employee director for which such year was his first year of service was entitled to receive $50,000 of restricted Common Stock, subject to a three-year vesting schedule.  Each non-employee director for which such year was not his first year of service was entitled to receive $75,000 in restricted Common Stock, subject to a one-year vesting requirement.  The number of shares to be awarded is determined based on the fair market value of our Common Stock as of the close of trading on the date of grant.  Messrs. Ford, Pierce and Traub, as employees of Oaktree Capital Management, have elected not to receive stock awards.

In addition, the Plan provides for reimbursement of expenses for all directors in the performance of their duties, including reasonable travel expenses incurred attending meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Ford and Backsen served on the Compensation Committee during fiscal year 2012.  None of the directors who served on the Compensation Committee during fiscal year 2012 has ever served as one of our officers or employees.  During fiscal year 2012, none of our executive officers served as a director or member of the Compensation Committee (or other committee performing similar functions) of any other entity of which an executive officer served on our Board or the Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

We have not formally adopted policies or procedures for approval of related person transactions.  Our Board or our Nominating and Governance Committee annually reviews related person transactions with respect to directors as part of their annual assessment of director independence.  Other related person transactions are disclosed to our Board or a Board committee and are addressed on a case-by-case basis.  In general, transactions with our directors, executive officers, principal stockholders or affiliates must be at terms that are no less than favorable to us than those available from third parties and must be approved in advance by a majority of disinterested members of our Board.  Under our Code of Business Conduct and Ethics, situations that present a potential conflict between personal interests and the interests of our company are to be avoided and prompt disclosure in writing to our Senior Vice President and Chief Financial Officer of any fact or circumstance that may involve an actual or potential conflict of interest as well as any information necessary to determine the existence or likely development of conflicts of interest is required.

Transactions

Since January 1, 2012, we have not participated in (or proposed to participate in) any transactions with related persons.

PROPOSAL 1:
ELECTION OF DIRECTORS

General

Our Board consists of seven directors.  Directors are elected annually and hold office until the next annual meeting or until their successors are duly elected and qualified.

Our Board has nominated each of the directors listed below for re-election as directors to serve until the 2014 Annual Meeting of Stockholders and until their successors have been elected and qualified, or until their earlier resignation or removal.  We did not pay any third-party fees to assist in the process of identifying or evaluating candidates nor did we receive any stockholder nominations for director.  Each nominee is currently a director and was previously elected to our Board by the stockholders in 2012.  Each nominee has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected.

Stockholders may not cumulate their votes in the election of our directors.  We have no reason to believe that the nominees will be unable or unwilling to serve if elected.  However, if a nominee should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by our Board, or our Board may reduce its size.

Information About Director Nominees

The following table sets forth the names and ages, as of March 20, 2013, of our current directors, each of whom is a director nominee for re-election at the Annual Meeting.  There are no family relationships between any of our directors and executive officers. In addition, there are no other arrangements or understandings between any of our directors and any other person pursuant to which any person was selected as a director.

Name	Age	Position	Year First Elected Director
Allan D. Keel	53	President, Chief Executive Officer and Director	2005
Lee B. Backsen	72	Director	2005
B. James Ford	44	Director	2005
Lon McCain	65	Director	2005
Adam C. Pierce	34	Director	2008
Cassidy J. Traub	31	Director	2009
Ni Zhaoxing	56	Director	2010

Allan D. Keel was appointed Chief Executive Officer and President and joined our Board on February 28, 2005.  Before joining us, Mr. Keel was Vice President/General Manager of Westport Resources, Houston office, during 2004.  In this role he was responsible for its Gulf of Mexico operations including acquisitions, development and exploration.  In 2003, Mr. Keel served as a consultant to both domestic and international companies in building their presence in the Gulf of Mexico.  From mid-2000 until mid-2001, Mr. Keel served as a Vice President at Enron Energy Finance where he worked on private equity transactions and volumetric production payments.  From mid-2001 through 2002, Mr. Keel served as President and CEO of Mariner Energy Company (“Mariner”), a majority owned affiliate of Enron.  Subsequent to Enron’s bankruptcy and its decision to sell Mariner, Mr. Keel partnered with Oaktree Capital Management in an effort to acquire Mariner.  From 1996 until mid-2000, Mr. Keel was Vice President/General Manager for Westport, where he established and built the Gulf of Mexico division.  From 1984 to 1996, Mr. Keel was with Energen Resources where he directed the company’s exploration, joint venture and acquisition activities.  Mr. Keel was initially appointed to our Board in 2005 by the holders of our Series G Convertible Preferred Stock, par value $0.01 per share (the “Series G Preferred Stock”), pursuant to the rights granted the holders of such stock as set forth in the Certificate of Designations for such stock.  The majority of shares of Series G Preferred Stock were formerly held by OCM GW Holdings, LLC (“Oaktree Holdings”), an affiliate of Oaktree Capital Management, prior to the conversion of all such preferred stock in December 2009.  Mr. Keel has been re-elected to our Board each year since his initial appointment.  He received a Bachelor of Science degree and a Master of Science degree in Geology from the University of Alabama and a Masters of Business Administration degree from the Owen School of Management at Vanderbilt University.

As our Chief Executive Officer and President, Mr. Keel gives our Board insight and in-depth knowledge of our industry and our specific operations and strategies.  He also provides leadership skills, executive management experience and knowledge of our local community and business environment, which he has gained through his long career in the oil and gas industry.

Lee B. Backsen became a member of our Board on June 1, 2005.  Mr. Backsen is an oil and gas exploration consultant with 49 years experience in the industry holding senior exploration management positions with Burlington Resources Inc., UMC Petroleum Corporation, General Atlantic Gulf Coast Inc., Kerr-McGee Corporation, Pelto Oil Company, Spectrum Oil and Gas Company and Shell Oil Company.  From 2004 to 2008, Mr. Backsen was Vice President—Exploration for Andex Resources, LLC, a private oil and gas producing company, and was responsible for sourcing exploration joint ventures.  From 2000 to 2009, Mr. Backsen was a consulting geologist for Andex Resources, LLC, Continental Land & Fur Co., Inc., Drilling Risk Management Inc and Grant Geophysical, Inc., for whom he screened exploratory prospects in the Texas and Louisiana Gulf Coast Basins. Mr. Backsen has been re-elected to our Board each year since his initial appointment.   He earned a Bachelor of Science degree and Masters of Science degree in Geology from Iowa State University.

Mr. Backsen provides our Board with broad oil and gas exploration and operational experience through his many years of service in the industry.  Mr. Backsen also brings to our Board geological and geophysical, general engineering, management and corporate governance expertise.

B. James Ford became a member of our Board on February 28, 2005.  Mr. Ford is a Managing Director and Portfolio Manager within Oaktree Capital Management's Global Principal Group. He is responsible for overseeing all activities of the Global Principal Group, including investment commitments and approvals, client relations and administrative and personnel-related matters. Since joining Oaktree in 1996, he has been involved in sourcing and executing a number of the firm's most significant investments and led the group's efforts in the media and energy sectors prior to being named a portfolio manager in 2006. Mr. Ford has worked extensively with a variety of Oaktree portfolio companies, including serving on the Boards of Directors of Cequel Communications (the eighth largest cable operator in the U.S.), Crimson Exploration, Exco Resources, Forcenergy, Inc. (oil and gas exploration and production companies) and Regal Entertainment (largest movie exhibitor in the U.S.), as well as numerous private companies.  Before joining Oaktree in 1996, Mr. Ford was a consultant with McKinsey & Co., and a financial analyst in the Investment Banking Department of PaineWebber Incorporated.   Mr. Ford was initially appointed to our Board in 2005 by the holders of our Series G Preferred Stock pursuant to the rights granted the holders of such stock as set forth in the Certificate of Designations for such stock.  The majority of shares of Series G Preferred Stock were formerly held by Oaktree Holdings prior to the conversion of all such preferred stock in December 2009.  Mr. Ford has been re-elected to our Board each year since his initial appointment.   Mr. Ford earned a B.A. in Economics from the University of California at Los Angeles and an M.B.A. from the Stanford University Graduate School of Business. He serves as an active member of the Board of Directors of the Children's Bureau.

Mr. Ford has extensive historical knowledge about our company through his role at Oaktree Capital Management.  Through his role at Oaktree Capital Management and his service as a director of multiple public and private companies, Mr. Ford also brings to our Board investment and financial experience, experience analyzing risks and strategy of energy investments, and guidance regarding corporate governance matters.

Lon McCain became a member of our Board on June 1, 2005.  Between July 2009 and August 2010, Mr. McCain served as the Chief Financial Officer and Executive Vice President of Ellora Energy, Inc, an independent oil and gas exploration and production company.  Before joining Ellora Energy Inc. in 2009, he previously served as Vice President, Treasurer and Chief Financial Officer of Westport, a large, publicly traded exploration and production company, from 2001 until the sale of that company to Kerr-McGee Corporation in 2004.  From 1992 until joining Westport, Mr. McCain was Senior Vice President and Principal of Petrie Parkman & Co., an investment banking firm specializing in the oil and gas industry.  From 1978 until joining Petrie Parkman, Mr. McCain held senior financial management positions with Presidio Oil Company, Petro-Lewis Corporation and Ceres Capital.  He currently serves as a director of the publicly held Cheniere Energy Partners L.P. and Continental Resources Inc.  Mr. McCain was an Adjunct Professor of Finance at the Daniels College of Business of the University of Denver from 1982 to 2004.  Mr. McCain has been re-elected to our Board each year since his initial appointment.  He received a Bachelor of Science degree in Business Administration and a Masters of Business Administration/Finance from the University of Denver.

Mr. McCain provides our Board with extensive investment and financial experience in the oil and gas industry as well as accounting and audit experience.  He also provides leadership skills, corporate governance expertise and knowledge of our business environment, which he has gained through his long career in the oil and gas industry.  Mr. McCain brings years of public company management and board experience, including serving on audit committees of various energy and energy-related companies.

Adam C. Pierce was appointed to our Board on January 24, 2008. Mr. Pierce is a Senior Vice President of Oaktree Capital Management.  Prior to joining Oaktree Capital Management in 2003, he was an investment banker with J.P. Morgan Chase & Company. Mr. Pierce does not serve on any other boards of directors of a publicly traded company.   Mr. Pierce was initially appointed to our Board in 2008 by the holders of our Series G Preferred Stock pursuant to the rights granted the holders of such stock as set forth in the Certificate of Designations for such stock.  The majority of shares of Series G Preferred Stock were formerly held by Oaktree Holdings prior to the conversion of all such preferred stock in December 2009.  Mr. Pierce has been re-elected to our Board each year since his initial appointment.  Mr. Pierce received a Bachelor of Arts degree in Economics with a focus on Business Administration from Vanderbilt University.

Mr. Pierce provides our Board financial market insight through his experiences in the investment banking industry.  As a director of several private companies, Mr. Pierce brings to our Board leadership skills including investment and financial experience, and experience analyzing risks and strategy for energy investments.

Cassidy J. Traub was appointed to our Board effective December 7, 2009.  Mr. Traub is a Senior Vice President of Oaktree Capital Management.  Prior to joining Oaktree Capital Management in 2005, Mr. Traub served as an Analyst at UBS Investment Bank, from July 2003 to July 2005, where he was involved in various aspects of mergers and acquisitions, leveraged buyouts, initial public offerings and debt financings. Mr. Traub does not serve on any other boards of directors of a publicly traded company.   Mr. Traub has been re-elected to our Board each year since his initial appointment.  Mr. Traub received an A.B. degree in Economics with an emphasis in Finance from Princeton University.

Mr. Traub provides our Board experience in finance and investment banking as well as valuable strategic insight.

Ni Zhaoxing became a member of our Board on December 22, 2010.  In 2007, Mr. Ni established ACEC, a company focused on investment in oil and gas exploration projects and companies in the U.S.  In 1992, Mr. Ni founded ACEC’s parent company, Shanghai Zhong Rong Property Group, Ltd. (“Zhong Rong Group”), a private multi-faceted Shanghai-based company with operations in real estate, energy, mining, commercial property management and financial investments.  Mr. Ni currently serves as Chairman and Chief Executive Officer of both Zhong Rong Group and ACEC.  He also serves as an as a Member of the World Trade Center Association, Vice-Chairman of the World Eminence Chinese Business Association, and Deputy Director of the Market Committee of China General Chamber of Commerce.  Mr. Ni was initially appointed to our Board in 2010 by ACEC in its capacity as holder of our Series I Preferred Stock pursuant to the rights granted the holders of such stock as set forth in the Certificate of Designations for such stock.  All of the shares of Series I Preferred Stock were formerly held by ACEC prior to the conversion of all such preferred stock in December 2010.  Mr. Ni earned a Master’s degree in Archaeology at the Central Academy of Fine Arts in China.

Through his role at ACEC and his experience with both U.S. and international investments in oil and gas exploration, Mr. Ni brings to our Board investment and financial experience including making and managing energy investments, and analyzing risks and strategy of individual energy projects.

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION
OF EACH OF THE NOMINEES FOR DIRECTOR.

PROPOSAL 2:
RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP

With authority granted by our Board, the Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2013.  Although stockholder ratification of the selection of Grant Thornton LLP is not required, the Audit Committee and our Board consider it desirable for our stockholders to vote upon this selection. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of our stockholders and us.

Representatives from Grant Thornton will be present at the Annual Meeting.  These representatives will have the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees associated with audit and other professional services provided to us by Grant Thornton LLP for 2011 and 2012.

	2011	2012
Audit Fees(1)	$413,565	$393,308
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$413,565	$393,308

(1)
Audit fees are for audit services, including the fiscal year consolidated audit, quarterly reviews, registration statements, comfort letters, statutory and regulatory audits, and accounting consultations.  These fees included audit fees for the performance of annual audits of our financial statements for the fiscal years ended December 31, 2011 and December 31, 2012.

The Audit Committee pre-approved all of Grant Thornton’s fees for 2011 and 2012 through a formal engagement letter.  The policy of the Audit Committee and our Board, as applicable, is to pre-approve all services by our independent registered public accounting firm.  The Audit Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided by our independent registered public accounting firm.  The policy (a) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the independent registered public accounting firm’s independence is not impaired; (b) describes the audit, audit-related, tax and other services that may be provided and the non-audit services that are prohibited; and (c) sets forth the pre-approval requirements for all permitted services.  Under the policy, all services to be provided by our independent registered public accounting firm must be pre-approved by the Audit Committee.

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE APPOINTMENT OF GRANT THORNTON LLP AS
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2013 FISCAL YEAR.

AUDIT COMMITTEE REPORT

The Audit Committee is appointed by the Board of Directors of Crimson Exploration Inc. to assist the Board in fulfilling its oversight responsibilities relating to Crimson Exploration Inc.’s accounting policies, reporting policies, internal controls, compliance with legal and regulatory requirements, and the integrity of Crimson Exploration Inc.’s financial reports.  The Audit Committee manages Crimson Exploration Inc.’s relationship with its independent registered public accounting firm, which is ultimately accountable to the Audit Committee.

The Audit Committee has reviewed and discussed with management and with Grant Thornton LLP, the independent registered public accounting firm, Crimson Exploration Inc.’s audited financial statements as of and for the year ended December 31, 2012.  The Audit Committee has also discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

Grant Thornton LLP submitted to the Audit Committee the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence.  The Audit Committee discussed with Grant Thornton LLP such firm’s independence.  The Audit Committee has also considered whether the provision of non-audit services to Crimson Exploration Inc. by Grant Thornton LLP is compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in Crimson Exploration Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

THE AUDIT COMMITTEE,

Lon McCain
Adam C. Pierce
Cassidy J. Traub

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 19, 2013 regarding the beneficial ownership of Common Stock by each person known to us to own beneficially more than 5% of the outstanding Common Stock, each director, each director nominee, our named executive officers, and our directors and named executive officers as a group.  The persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them, unless otherwise noted.

Beneficial ownership is determined in accordance with the rules of the SEC.  For the purpose of calculating the number of shares of Common Stock beneficially owned by a stockholder and the percentage ownership of that stockholder, shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of March 8, 2013 by that stockholder are deemed outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
Allan D. Keel (1,2)	1,299,872	2.8
E. Joseph Grady (2,3)	614,059	1.3
A. Carl Isaac (2,4)	283,807	*
Jay S. Mengle (2,5)	362,406	*
Thomas H. Atkins (2,6)	270,849	*
B. James Ford (7,8)	—	*
Adam C. Pierce (7,8)	—	*
Cassidy J. Traub (7,8)	—	*
Lee B. Backsen (2,9)	106,286	*
Lon McCain (2,9)	76,586	*
Ni Zhaoxing (12,13,14)	—	*
All current directors and named executive officers as a group (11 persons)(10)	3,013,865	6.4
Oaktree Holdings (8,11)	15,537,344	33.3
America Capital Energy Corporation (13,15, 16)	6,663,898	14.3

*	Denotes less than 1% of class beneficially owned.

(1)	Reported Common Stock is all held directly and includes 293,750 shares subject to currently exercisable options.

(2)	Stockholder’s current address is 717 Texas Avenue, Suite 2900, Houston, Texas 77002.

(3)	Reported Common Stock is all held directly and includes 112,500 shares subject to currently exercisable options.

(4)	Reported Common Stock is all held directly and includes 83,750 shares subject to currently exercisable options.

(5)	Reported Common Stock includes and includes 355,131 held directly and includes 22,500 shares subject to currently exercisable options. Mr. Mengle’s wife holds 7,950 shares.

(6)	Reported Common Stock is all held directly and includes 19,150 shares subject to currently exercisable options.

(7)	Excludes shares held by affiliates of Oaktree Capital Management, LLC, of which Messrs. Ford, Pierce and Traub each disclaim beneficial ownership.

(8)	Stockholder’s address is c/o Oaktree Capital Management, LLC, 333 South Grand Avenue, Los Angeles, California 90071.

(9)	Reported Common Stock includes shares issued to Messrs. McCain and Backsen for director fees for service on our Board for the period of June 1, 2005 through May 8, 2013.

(10)	Reported Common Stock is all held directly and includes 531,650 shares subject to currently exercisable options.

(11)
OCM Principal Opportunities Fund III, L.P. (“POF III”) is the managing member of Oaktree Holdings and, therefore, has investment and voting control over the securities held by Oaktree Holdings.  OCM Principal Opportunities Fund III GP, LLC (“POF III GP”) is the general partner of POF III, Oaktree Fund GP I, L.P. (“GP I”) is the managing member of POF III GP, Oaktree Capital I, L.P. (“Capital I”) is the general partner of GP I, OCM Holdings I, LLC (“Holdings I”) is the general partner of Capital I, Oaktree Holdings LLC is the managing member of Holdings I, Oaktree Capital Group, LLC (“OCG”) is the managing member of Holdings, Oaktree Capital Group Holdings L.P. (“OCH”) is the holder of a majority of the voting units of OCG, and Oaktree Capital Group Holdings GP, LLC is the general partner of OCH. OCM Principal Opportunities Fund IV, L.P. is the managing member of OCM Crimson (the “Oaktree Crimson Fund”), OCM Principal Opportunities Fund IV GP, L.P. (the “Crimson Fund GP”) is the general partner of the Oaktree Crimson Fund, OCM Principal Opportunities Fund IV GP, Ltd. (“Crimson GP”) is the general partner of Crimson Fund GP, and GP I is the sole stockholder of Crimson GP.

(12)	Excludes shares held by America Capital Energy Corporation and Petro Energy Worldwide Investment Ltd., of which Mr. Ni Zhaoxing disclaims beneficial ownership.

(13)	Stockholder’s address is Chrysler Building, 405 Lexington Avenue, 65th Floor, New York, New York 10174.

(14)	Mr. Ni Zhaoxing is the Chairman and Chief Executive Officer of America Capital Energy Corporation and Shanghai Zhong Rong Property Group Co., Ltd.

(15)
Shanghai Zhong Rong Property Group Co., Ltd. is the sole stockholder of America Capital Energy Corporation and has shared voting power and shared dispositive power over the securities held by America Capital Energy Corporation.

(16)	Includes shares held by Petro Energy Worldwide Investment Ltd. Mr. Ni Zhaoxing is the director of Petro Energy Worldwide Investment Ltd.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC.  Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of Forms 4 and 5 furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during 2012 all of our executive officers, directors and greater than 10% holders filed the reports required to be filed under Section 16(a) on a timely basis under Section 16(a), other than (1) Form 4 due on February  29, 2012 reporting the withholding of shares to satisfy tax obligations upon the vesting of restricted shares for Mr. Mengle and (2) Form 4s due on March 13, 2012 reporting the withholding of shares to satisfy tax obligations upon the vesting of restricted shares for Mr. Grady, Mr. Isaac, Mr. Mengle and Mr. Atkins.  While not filed timely under Section 16(a), each of the Form 4s listed above was filed within a reasonable time following the deadline for timely filed reports.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
FOR THE 2014 ANNUAL MEETING

Pursuant to the rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2013 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act.  In general, to be eligible for inclusion in our proxy materials, stockholder proposals must be received by us no later than December 3, 2013.

In addition to the requirements of Rule 14a-8, and as more specifically provided for in our By-Laws, in order for a nomination of persons for election to our Board or a proposal of business to be properly brought before our annual meeting of stockholders, it must be either specified in the notice of the meeting given by or at the direction of our Board or by a stockholder entitled to vote and who complies with the notice procedures set forth in our By-Laws.  A stockholder making a nomination for election to our Board or a proposal of business for the 2014 Annual Meeting of Stockholders must deliver proper notice to us at least 90 days but not more than 120 days prior to the anniversary date of the 2013 Annual Meeting of Stockholders.  In other words, for a stockholder nomination for election to our Board or a proposal of business to be considered at the 2014 Annual Meeting of Stockholders, it should be properly submitted to us no earlier than January 8, 2014 and no later than February 9, 2014.

For each individual that a stockholder proposes to nominate as a director, the stockholder’s written notice to us must include the candidate’s name, contact information, biographical information and qualifications.  The request must also include the potential candidate’s written consent to being named in our proxy statement as a nominee and to serving as a director if nominated and elected.  From time to time, the Nominating and Governance Committee may request additional information from the nominee or the stockholder.  For additional information about the notice requirements for director nominations, see Section 3.2 of our By-Laws.  For any other business that a stockholder desires to bring before an annual meeting, the stockholder notice must provide a brief description of such business, the reasons for conducting the business and any material interest in the business of the stockholder and any beneficial owner on whose behalf the stockholder has made the proposal.  For additional information about the notice requirements for other stockholder business, see Section 2.7 of our By-Laws.

Under Rule 14a-4(c) of the Exchange Act, our Board may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at the 2014 Annual Meeting of Stockholders that the stockholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how our Board intends to exercise its discretion to vote on the matter, unless we are notified of the proposal on or before February 16, 2014, and the stockholder satisfies the other requirements of Rule 14a-4(c)(2).  If we first receive notice of the matter after February 16, 2014, and the matter nonetheless is permitted to be presented at the 2014 Annual Meeting of Stockholders, our Board may exercise discretionary voting authority with respect to the matter without including any discussion of the matter in the proxy statement for the meeting.  We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

OTHER BUSINESS

Our Board knows of no matter other than those described herein that will be presented for consideration at the Annual Meeting.  However, should any other matters properly come before the Meeting or any adjournments thereof, it is the intention of the person(s) named in the accompanying Proxy to vote in accordance with their best judgment in the interest of our company and our stockholders.

ANNUAL REPORT

A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2012, but not including exhibits, is available at www.crimsonexploration.com. A copy of our Form 10-K, excluding exhibits, will be furnished at no charge to each person to whom a proxy statement is delivered upon the request of such person.  Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.   Such requests should be directed to our Investor Relations department, Attn: Josh Wannarka, at 717 Texas Avenue, Suite 2900, Houston, Texas 77002, or call at (713) 236-7571